UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The McClatchy Company

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 4, 2016

To our Shareholders:

I am pleased to invite you to attend the 2016 Annual Meeting of Shareholders of The McClatchy Company on Wednesday, May 18, 2016 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year; (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; and (iii) adopt an Amended and Restated Certificate of Incorporation to effect a reverse stock split, and add defined terms and update certain incorrect cross references in the existing Restated Certificate of Incorporation. The notice of meeting and Proxy Statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the three (3) items proposed by the Board are in the best interests of McClatchy and its shareholders and recommends that you vote in favor of the Board’s recommendations on these proposals.

In addition to the items of business noted above, I will report to you at the meeting on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the internet to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your meeting ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Patrick J. Talamantes
President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
THE McCLATCHY COMPANY

TO BE HELD MAY 18, 2016

To our Shareholders:

The 2016 Annual Meeting of Shareholders of The McClatchy Company will be held on Wednesday, May 18, 2016, at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, for the following purposes:

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2016 fiscal year;

3.	To consider and approve a proposal to adopt an Amended and Restated Certificate of Incorporation to: (i) effect a reverse stock split of our outstanding Class A and B Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty five (1:25); and (ii) add defined terms and update certain incorrect cross references in the existing Restated Certificate of Incorporation; and

4.	To transact such other business as may properly come before the meeting.

IF SHAREHOLDERS DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL, WE MAY BE DELISTED FROM THE NEW YORK STOCK EXCHANGE DUE TO FAILURE TO COMPLY WITH NYSE LISTED COMPANY MANUAL RULE 802.01C REQUIRING AN AVERAGE CLOSING PRICE OF AT LEAST $1.00 PER SHARE OVER A CONSECUTIVE 30 TRADING-DAY PERIOD. SUCH A DELISTING MAY HAVE A MATERIAL NEGATIVE EFFECT ON YOUR ABILITY TO EFFICIENTLY PURCHASE OR SELL OUR CLASS A COMMON STOCK.

The Board of Directors has chosen the close of business on March 21, 2016, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached Proxy Statement and the enclosed proxy card for the meeting are first being made available to shareholders on or about April 4, 2016.

By Order of the Board of Directors

Billie S. McConkey, Corporate Secretary

April 4, 2016

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2016 Annual Meeting of Shareholders to be held on Wednesday, May 18, 2016, at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

This Proxy Statement contains important information regarding McClatchy’s 2016 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 21, 2016, the record date, there were outstanding 54,655,656 shares of McClatchy’s Class A Common Stock and 24,431,962 shares of McClatchy’s Class B Common Stock. The Board is first making available this Proxy Statement and form of proxy to shareholders on or about April 4, 2016.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Restated Certificate of Incorporation, the Company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the Company’s records as the owner of that share. If your name appears in the Company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the Company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by submitting a proxy through the mail, by telephone or over the internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 21, 2016, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the Company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner) authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

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Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted. Simply attending the meeting will not revoke your proxy.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still have your shares voted by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may submit a proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; FOR the ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; and FOR the adoption of the Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding Common Stock, and to add defined terms and update certain incorrect cross references in the existing Restated Certificate of Incorporation. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the Company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the internet.

Submitting Proxy by Mail. By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Submitting Proxy by Telephone. To submit a proxy by telephone, please follow the instructions included on your proxy card. If you submit a proxy by telephone, you do not need to complete and mail your proxy card.

Submitting Proxy on the Internet. To submit a proxy on the internet, please follow the instructions included on your proxy card. If you submit a proxy on the internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•          complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•          provide written notice of the revocation to McClatchy’s corporate secretary; or

•          attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s By-Laws, as Amended and Restated, is a majority of the voting power of the issued and outstanding capital stock of the Company, must be present in person or represented by proxy in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you appear in person at the meeting or if you have your shares voted by proxy, either through the mail, by telephone or over the internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

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Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the New York Stock Exchange (“NYSE”) permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote that your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on that matter. If you hold your shares through a broker, bank or other nominee it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). Your broker, bank or other nominee will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm and the adoption of an Amended and Restated Certificate of Incorporation to effect a reverse stock split and, add defined terms and update certain incorrect cross references (Item 2 and 3 of this Proxy Statement).

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

The adoption of the Amended and Restated Certificate of Incorporation in Item 3 requires that a majority of the outstanding shares of Class A and Class B Common Stock voting as a single class and a majority of the outstanding shares of Class B Common Stock, voting as a separate class, be voted “FOR” the proposal.

In accordance with McClatchy’s Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. With respect to Items 2 and 3 in this proxy statement, under the Delaware General Corporation Law and applicable NYSE rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the annual meeting. After the report is filed, you may obtain a copy by:

•          visiting our website at www.mcclatchy.com;

•          contacting our Investor Relations department at (916) 321-1931; or

•          viewing our Current Report on Form 8-K on the SEC’s website at www.sec.gov.

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Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2016. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 27, 2015 are available at https://materials.proxyvote.com/579489.

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PROPOSALS

Item 1.    Election of Directors

Overview

In accordance with McClatchy’s Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

At the 2016 Annual Meeting of Shareholders, 10 directors are to be elected to serve until the 2017 Annual Meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. Since Kathleen Foley Feldstein has reached the mandatory retirement age under the McClatchy Corporate Governance Guidelines, the Nominating Committee will not be renominating Ms. Feldstein. Because Ms. Feldstein, currently a Class A director, is not being renominated to the Board, Frederick R. Ruiz, currently a Class B director, has been nominated to serve as a Class A director at the Annual Meeting. All of the nominees for election are presently directors of McClatchy who were elected by shareholders at the 2015 Annual Meeting of Shareholders. If any director nominee is unable or declines to serve as a director at the time of the meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. In addition, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions and broker non-votes will have no effect on the outcome of Item 1 since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions and you are a shareholder of record, your shares will be voted, as applicable based on the class or classes of shares you hold, FOR each of the Class A nominees for director proposed by the Board of Directors and/or FOR each of the Class B nominees for director proposed by the Board of Directors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

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Nominees for Class A Director

Elizabeth Ballantine, 67, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999, she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a life trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of the Durango Herald, Inc. of Durango, Colorado. Ms. Ballantine has significant experience and knowledge of media and publishing stemming from her service on the board of directors of Cowles Media Company as well as her involvement with her family-owned newspaper in Durango, Colorado.

Clyde W. Ostler, 69, has been a director of McClatchy since May 2013. In March 2011, Mr. Ostler retired from Wells Fargo and Company as a Group Executive Vice President, Vice Chairman of Wells Fargo Bank California and President of Wells Fargo Family Wealth. During his 40-year tenure with Wells Fargo, Mr. Ostler served in a number of capacities including Vice Chairman in the Office of the President, Chief Financial Officer, Chief Auditor, Head of Retail Branch Banking, Head of Information Technology, Head of Institutional and Personal Investments and Head of Internet Service. Mr. Ostler was a member of Wells Fargo’s management committee for over 25 years. He has served on a number of for-profit and not-for-profit boards. He is currently a member of the board of directors and chair of the Audit Committee of EXLService Holdings, Inc. since December 2007. From May 2002 to November 2006, Mr. Ostler served on the board of directors of Mercury Interactive Corporation and from November 1999 to November 2004, was a member of the board of directors of BARRA, Inc. Mr. Ostler is currently on the Scripps Institution of Oceanography Directors’ Advisory Council and is a member of the University of Southern California Athletic Department’s Board of Counselors. Mr. Ostler has extensive experience serving on boards of directors of public companies and his years of senior executive experience at a large financial institution give him significant executive leadership, management and financial oversight experience. His experience and background qualify him to serve as one of the Board’s “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Frederick R. Ruiz, 72, has been a director of McClatchy since July 1993. He serves on the board of directors of Ruiz Foods, Inc., a privately-held frozen food company, and was president and chief executive officer of that company from 1990 to 2008. Mr. Ruiz currently serves on the boards of directors of the University of California Board of Regents and the California Chamber of Commerce. He is a member of the Board of Trustees, University of California Merced and the President’s Advisory Board, California State University, Fresno. Mr. Ruiz’s leadership skills and experience with his family-owned company provide him with expertise in corporate strategy development and organizational issues.

Nominees for Class B Director

Leroy Barnes, Jr., 64, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche LLP. Mr. Barnes received his bachelor’s and master’s degrees from Stanford University and his MBA from Stanford Graduate School of Business. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. (formerly Citizens Communications, Inc.), since May 2005, and Principal Funds, Inc. and Principal Variable Contracts, Inc., each since March 2012. He has also been a trustee of Principal ETF, Inc. since December 2014. Mr. Barnes had also served as a member of the board of directors of Herbalife, Ltd. from December 2004 to February 2015. Mr. Barnes’ experience as a finance executive at other publicly-traded companies as well as his service on other boards position him to critically review and oversee various managerial, strategic, financial and compliance-based considerations applicable to McClatchy. Mr. Barnes’ expertise also qualifies him to serve as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Molly Maloney Evangelisti,1 63, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects. As a longtime McClatchy employee, with nearly 20 years of hands-on experience at The Sacramento Bee, Ms. Evangelisti has an extensive knowledge of the Company’s people and business.

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

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Craig I. Forman, 54, has been a director of McClatchy since July 2013. Mr. Forman is a private investor and entrepreneur, a former media, technology and telecommunications executive and former Wall Street Journal bureau chief and foreign correspondent. Mr. Forman’s most recent executive management role was with the Atlanta-based internet services provider Earthlink in 2009, where he was president of the company’s consumer access and audience business. Mr. Forman previously served as the vice president and general manager for Yahoo’s media and information divisions, overseeing Yahoo! News, Yahoo! Sports and Yahoo! Finance. Mr. Forman has led internet and new media divisions at Time Warner, was the vice president for product development and editor at the search engine Infoseek, and was the director and editor of international business information services for Dow Jones. Since 2009, Mr. Forman has served as a director on a variety of public and private company boards. Until March 2015, Mr. Forman was the executive chairman of the board of Appia, Inc., a Durham, N.C., based mobile-applications marketer and distributor. In connection with the completion of Digital Turbine, Inc.’s stock-for-stock merger with Appia, Inc. in March 2015, Mr. Forman was appointed to Digital Turbine, Inc.’s board of directors on March 9, 2015. Mr. Forman also serves on the board of Yellow Media, Inc., a Canadian publisher of print and digital business directories, since 2012. Since May 15, Mr. Forman has served on the board of YuMe, a global audience technology company. Previously, Mr. Forman served as executive chairman of WHERE, Inc., a leading mobile-advertising technology network acquired by eBay Inc. in 2011. Mr. Forman began his career as a foreign correspondent and editor for The Wall Street Journal. He worked as a deputy bureau chief in The Wall Street Journal’s London bureau and later served as bureau chief in the newspaper’s Tokyo bureau. Mr. Forman’s digital, business and media experience, which have most recently focused on helping companies successfully navigate and thrive in the digital landscape, provides the Board with valuable insight as it pursues McClatchy’s digital media transition.

Brown McClatchy Maloney,1 60, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Radio Pacific and the operator of KONP radio, an ABC affiliate, and two additional radio stations in western Washington State. Mr. Maloney is also the owner of Olympic View Properties, a Washington state real estate company. In addition, Mr. Maloney serves as a member of the board of directors of The Seattle Times Company. From 1988 through November 2011, he was the owner of Olympic View Publishing, publisher of the Sequim Gazette and Forks Forum. From 1974 to 1987, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News, The Sacramento Bee and The Fresno Bee. He served as the president of the Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation. Mr. Maloney’s ownership of various newspapers and radio stations provides him with valuable insight into McClatchy’s business strategy and industry challenges. He also has valuable executive leadership, management and entrepreneurial experience.

Kevin S. McClatchy,1 53, has been a director of McClatchy since September 1998, and non-executive Chairman of the Board since May 2012. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates Major League Baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee. As a former senior executive officer of a professional and minor league sports franchise, Mr. McClatchy has demonstrated leadership capability and extensive knowledge of the complex financial, operational and personnel issues facing large organizations. In addition, his years of experience working at McClatchy have given him extensive knowledge of its business.

William McClatchy,1 54, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and co-founder of Index Investing, LLC. He currently is a real estate investor and formerly managed Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee. Mr. McClatchy’s founding of a financial and investing website, in conjunction with his continued involvement in the digital world as editor of ETFzone.com, positions him to offer unique knowledge and perspective of McClatchy’s digital business and assets.

Patrick J. Talamantes, 51, has been a director and President and Chief Executive Officer of McClatchy since May 2012. Prior to this appointment, Mr. Talamantes served as Vice President, Finance, and Chief Financial Officer of McClatchy since April 2001 and also oversaw the Company’s operations in Florida beginning in May 2011. Prior to joining McClatchy, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as chief financial officer. Mr. Talamantes was treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York. Mr. Talamantes serves on the board of directors of The Associated Press. Mr. Talamantes’ proven operating experience and extensive knowledge of the Company make him a valuable asset to the Company. This experience and knowledge put him in a position to work proactively with the Board to develop and implement the Company’s business strategy in the coming years.

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

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Other Executive Officers

Terrance (Terry) Geiger, 53, has been Vice President, Technology of McClatchy since July 27, 2015. He joined McClatchy in 1983 as an IT computer operator for The Fresno Bee. From 2013 to 2015 Mr. Geiger oversaw the creation of an organization that combined the separate corporate and individual newspaper IT teams as well as the creation of the McClatchy technology team, which now encompasses all aspects of technology throughout McClatchy. In 2006 Mr. Geiger was named corporate IT director of McClatchy and oversaw the development of enterprise application teams. In 2002 he oversaw the creation of an IT team that serviced McClatchy’s newspaper operations in California. In all, Mr. Geiger has led four reorganizations of Information Technology groups within McClatchy over his career.

Anders Gyllenhaal, 64, has been McClatchy’s Vice President, News and Washington editor since November 2010. Before his corporate appointment, Mr. Gyllenhaal was the senior vice president and executive editor of The Miami Herald from 2007 to 2010. He has led two other McClatchy newsrooms over his career: from 2002 to 2007 he was editor and senior vice president of the Minneapolis Star Tribune under McClatchy ownership and from 1997 to 2007 he was executive editor of The News & Observer in Raleigh, North Carolina. Mr. Gyllenhaal served as chairman of the Pulitzer Prize Board from 2009 to 2010 and was a member of the Pulitzer Prize Board from 2001 to 2010.

Christian A. Hendricks, 53, has been Vice President, Products, Marketing and Innovation of McClatchy since June 30, 2015. Prior to June 2015, he was the Vice President, Interactive Media of McClatchy since August 1999. He joined McClatchy in 1992 as advertising manager, marketing for The Fresno Bee. From 1993 to 1994 he served as marketing director for The Fresno Bee. In 1994 he was named manager of technology for McClatchy. He held this position until 1996 when he was promoted to president and publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America board of directors. Mr. Hendricks oversees audience development, business development, product management, mobile initiatives, marketing, corporate communications, and external partnerships and will continue his oversight of the Company’s Tru Measure subsidiary.

Elaine Lintecum, 60, has been Vice President, Finance and Chief Financial Officer of McClatchy since May 2012, prior to which she was Treasurer of McClatchy since December 2002. Ms. Lintecum joined McClatchy in 1988 as the corporate analyst responsible for external financial reporting and for SEC compliance. She was promoted to investor relations manager in 1993 and was named assistant treasurer and director of treasury services in 2000. Prior to joining McClatchy, Ms. Lintecum worked for Deloitte, Haskins & Sells, a predecessor of Deloitte & Touche LLP, as a certified public accountant.

Billie S. McConkey, 45, was named General Counsel and Corporate Secretary on May 30, 2015 and has been Vice President, Human Resources of McClatchy since March 18, 2015. Ms. McConkey worked with McClatchy as special employment counsel from 2006 until March 2015. Previously, from 2000 to 2006, Ms. McConkey was special labor counsel for Knight Ridder and from 1998 to 2000, Ms. McConkey was vice president, labor and employment counsel for Central Newspapers, Inc. Ms. McConkey was also an associate at the law firms, Brown & Bain P.A. (a subsidiary of Perkins Coie LLP) and Bryan Cave LLP from 1995 to 1998.

Mark Zieman, 55, has been Vice President, Operations of McClatchy since June 2011, and has assumed additional responsibilities in his role as Vice President, Operations since June 30, 2015, overseeing McClatchy’s 29 local media properties, the corporate digital revenue development team and the corporate production team. Prior to his corporate appointment, Mr. Zieman served as president and publisher of The Kansas City Star from March 2008 to June 2011, and as editor, managing editor and an investigative reporter at The Kansas City Star from 1986 to 2008.

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Item 2.    Ratification of Deloitte & Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 25, 2016. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2015 and 2014.

	2015	2014
Audit Fees(1)	$2,932,000	$3,380,000
Audit-Related Fees(2)	$135,400	$125,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,067,400	$3,505,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

In considering the services provided by Deloitte & Touche LLP, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the amounts reflected in the table above were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for McClatchy, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) subject to the procedure established by the Audit Committee, by the chairman of the Audit Committee if the fees for services involved are less than $50,000.

Voting Matters

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MCCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Item 3.   Adoption of the Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split and Other Amendments

Overview

The Company’s Board of Directors has adopted a resolution approving an Amended and Restated Certificate of Incorporation and recommending that the Company’s shareholders adopt such Amended and Restated Certificate of Incorporation which would: (i) effect a reverse stock split of its issued and outstanding Class A and B Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty five (1:25), the exact reverse stock split ratio to be determined by the Board of Directors and publicly announced prior to the filing of the Amended and Restated Certificate of Incorporation; and (ii) add defined terms and make certain non-substantive updates to incorrect cross references in the existing Restated Certificate of Incorporation. The reverse stock split ratio will be the same for both the Class A and Class B Common Stock. One of the Board of Directors’ purposes in proposing the reverse stock split is to raise the per share trading price of the Company’s Common Stock to better enable the Company to maintain the listing of its Class A Common Stock on the New York Stock Exchange (the “NYSE”). An increase in the Company’s share price may also broaden the Company’s investor base as many institutional investors and mutual funds have rules against purchasing a stock whose price is below a certain threshold.

If the Amended and Restated Certificate of Incorporation is adopted by the shareholders, the reverse stock split, and the addition of defined terms and the update of incorrect cross references in the existing Restated Certificate of Incorporation will be accomplished by the filing with the Secretary of State of the State of Delaware of the Amended and Restated Certificate of Incorporation that contains the reverse stock split ratio determined by the Board of Directors to be in the best interests of the Company and shareholders and publicly announced prior to the filing of the Amended and Restated Certificate of Incorporation, which determination shall be made within six months from the date of the 2016 Annual Meeting.

Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of Class A and B Common Stock outstanding immediately following the reverse stock split as that shareholder held immediately before the reverse stock split.

The form of the Amended and Restated Certificate of Incorporation to accomplish the reverse stock split, and to add certain defined terms and update incorrect cross references in the existing Restated Certificate of Incorporation is attached to this Proxy Statement as Appendix A (the “Amended and Restated Certificate of Incorporation”). The attached Amended and Restated Certificate of Incorporation is marked to show the changes to the existing Restated Certificate of Incorporation. The following discussion is qualified in its entirety by the full text of the proposed amendment to the Restated Certificate of Incorporation, which is hereby incorporated by reference.

Purposes of the Reverse Stock Split

One of the Board of Directors’ objectives in proposing the reverse stock split is to raise the per share trading price of the Company’s Class A Common Stock to better enable the Company to maintain the listing of its Class A Common Stock on the NYSE and to attract a broader investor base. On February 16, 2016, we received a second notice letter from the NYSE informing us that we were not in compliance with the NYSE Listed Company Rule 802.01C (the “NYSE Rule”) because the average closing price of the Company’s Class A Common Stock, calculated over 30 consecutive trading days, did not meet the minimum $1.00 per share requirement for continued listing. Under the NYSE Rule, the Company can regain compliance if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Company’s Class A Common Stock has a closing price per share and a 30 trading-day average closing price per share of at least $1.00. While we may regain compliance before the date of our annual meeting, the Board of Directors believes that effecting the reverse stock split will further ensure continued compliance with the NYSE Rule. The Board of Directors believes that the increased market price of our Class A Common Stock expected as a result of the reverse stock split may improve marketability and liquidity of our Class A Common Stock and further encourage interest and trading in our Class A Common Stock.

For example, the Board of Directors believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. The reverse stock split could increase our market price to a level that would be viewed more favorably by potential investors. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stock. A higher stock price after the reverse stock split may reduce this concern.

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Board of Directors’ Discretion to Implement Reverse Stock Split and Determine the Ratio

If the Amended and Restated Certificate of Incorporation effecting the reverse stock split is adopted by the shareholders, an Amended and Restated Certificate of Incorporation will become effective, if at all, only upon a determination by the Board of Directors within six months after the annual meeting of the reverse stock ratio to be used and that the actions contemplated by the Amended and Restated Certificate of Incorporation containing such reverse stock split ratio are in the best interests of the Company and the shareholders. Notwithstanding approval by the shareholders, the Board of Directors may, in its sole discretion, abandon the proposed Amended and Restated Certificate of Incorporation and determine not to effect any reverse stock split. If the Board of Directors elects not to implement the reverse stock split at this time, shareholder approval would again be required prior to implementing any subsequent reverse stock split.

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than one-for-five (1:5) and not more than one-for-twenty five (1:25), as determined by the Board of Directors in its sole discretion. The reverse stock split ratio will be the same for both the Class A and Class B Common Stock. In determining the reverse stock split ratio, the Board of Directors will consider numerous factors, including:

•          the historical and projected performance of our Class A Common Stock;

•          prevailing market conditions;

•          general economic and other related conditions prevailing in our industry and in the marketplace;

•          our capitalization (including the number of shares of Class A and B Common Stock issued and outstanding);

•          the prevailing trading price for our Class A Common Stock and the volume level thereof; and

•          the potential devaluation of our market capitalization as a result of the reverse stock split.

Our purpose for requesting authorization to implement the reverse stock split at a ratio to be determined by the Board of Directors, as opposed to a ratio that is fixed in advance, is to give the Board of Directors the flexibility to take into account then-current market conditions and changes in the price of our Class A Common Stock and to respond to any other developments that may be relevant when considering the appropriate ratio.

The Board of Directors will determine the exact reverse stock split ratio within the stated range prior to filing the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and such reverse stock split ratio will be publicly announced prior to such filing.

Certain Risks Associated with Reverse Stock Split

A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of our Class A Common Stock. Although the Board of Directors expects that the reverse stock split will result in an increase in the market price of the Company’s Class A Common Stock, it cannot assure you that the reverse stock split, if implemented, will increase the market price of the Class A Common Stock in proportion to the reduction in the number of shares of the Class A Common Stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of the Company’s Class A Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Class A Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

The effect of the reverse stock split upon the market price of our Class A Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of the Class A Common Stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. If the reverse stock split is implemented and the market price of our Class A Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

The reverse stock split may result in some shareholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell. The reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of our Class A Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

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The reverse stock split may not generate additional investor interest. While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Class A Common Stock may not necessarily improve.

The reduced number of shares of Class A and B Common Stock resulting from a reverse stock split could adversely affect the liquidity of our Class A Common Stock. Although the Board of Directors believes that the decrease in the number of shares of the Class A and B Common Stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of our Class A Common Stock could encourage interest in our Class A Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Anticipated Effects of Reverse Stock Split

Effect on Authorized and Outstanding Shares. Currently, we are authorized to issue up to a total of two hundred sixty million 260,000,000 shares, of which two hundred million 200,000,000 shares are Class A Common Stock and sixty million 60,000,000 shares are Class B Common Stock. Upon effectiveness of the reverse stock split, the number of authorized shares that are not issued or outstanding will increase because the proposed amendment will not reduce the number of authorized shares while it will reduce the number of outstanding shares by one-fifth to one-twenty fifth, depending on the exchange ratio selected by our Board of Directors. As of the date of this proxy statement, we do not have any current plans, agreements, understandings, etc. with respect to the authorized shares that will become available for issuance after the reverse stock split has been implemented. As of March 21, 2016, there were 54,655,656 shares of Class A Common Stock outstanding and 24,431,962 shares of Class B Common Stock outstanding. The following table illustrates the effects of the reverse stock split at certain exchange ratios within the one-for-five (1:5) and one-for-twenty five (1:25) range, without giving effect to any adjustments for fractional shares of Class A and B Common Stock, on our outstanding shares of Class A and B Common Stock as of March 21, 2016:

As of March 21, 2016	Pre-Reverse Split	Post-1-for-5 Reverse Split	Post-1-for-25 Reverse Split
Class A Common Stock	54,655,656	10,931,131	2,186,226
Class B Common Stock	24,431,962	4,886,392	977,278
Shares Reserved under 2004 Stock Incentive Plan	2,308,000	461,600	92,320
Shares Reserved under 2012 Omnibus Incentive Plan	2,925,900	585,180	117,036

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our Common Stock under the Exchange Act. If the proposed reverse stock split is implemented, we currently expect that the Class A Common Stock will continue to be traded on the NYSE under the symbol “MNI,” provided that we meet the continued listing requirements (although the NYSE would likely add the letter “D” to the end of the trading symbol for a period of about 20 trading days to indicate that the reverse stock split has occurred).

Effect on Outstanding Stock Awards; Stock Plans. The reverse stock split, when implemented, will affect outstanding restricted stock awards and options to purchase our Common Stock. The proposed reverse stock split will also reduce the number of shares of Common Stock issuable under the Company’s 1994 Stock Incentive Plan and 2012 Omnibus Incentive Plan, as amended, collectively referred to as the “Equity Incentive Plans.” The per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested restricted stock will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon exercise of such option awards will be reduced proportionately following the reverse stock split.

Effect on Existing Shareholders. The number of shares of Class A or B Common Stock held by each shareholder will be reduced as a result of the reverse stock split. For example, as a result of a 1-for-10 reverse stock split, a shareholder holding 100 shares of Common Stock before the reverse stock split would hold 10 shares of Class A or B Common Stock immediately after the reverse stock split. No fractional shares will be issued and any shareholder that holds a fractional share interest will receive payment as described below under “Treatment of Fractional Shares.”

Effect on the Company. We expect our business and operations to continue as they are currently being conducted and the reverse stock split is not anticipated to have any effect upon the conduct of such business. We expect to incur expenses of approximately $75,000 - 80,000 to effect the reverse stock split.

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Accounting Consequences

The par value per share of our Class A and B Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to our Common Stock will be reduced proportionately from its present amount, and the additional paid in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Class A and B Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Treatment of Fractional Shares

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Upon the proposed Amended and Restated Certificate of Incorporation becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), the aggregate of all fractional shares otherwise issuable to the record holders of shares of Class A Common Stock and Class B Common Stock (which shall be converted into shares of Class A Common Stock on a one-for-one basis at the Effective Time) prior to the Effective Time, as applicable, will be issued to the Company’s transfer agent, as agent, for the accounts of all recorder holders of such shares otherwise entitled to have fractional shares issued to them. The sale of all fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Class A Common Stock at the time of sale. After such sale and upon the surrender of the certificates representing Class A Common Stock or Class B Common Stock outstanding immediately prior to the Effective Time, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. No transaction costs will be assessed to shareholders for the cash payment. Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares.

After the reverse stock split, then current shareholders will have no further interest in the Company with respect to fractional shares. Such shareholders will only be entitled to receive the cash payment described above. Such cash payments may reduce the number of post-split shareholders; however, this is not the purpose of the reverse stock split.

Shareholders should be aware that under the escheat laws of the relevant jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions, without interest.

Effect on Registered Certificated Shares

Some registered shareholders hold their shares of Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of Common Stock are held in certificate form, you will receive a letter of transmittal from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the exchange agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares either in certificate form or electronically in book-entry form under the new direct registration system. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.” No new stock certificates or payments in lieu of fractional shares will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) to the transfer agent.

Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Effect on Registered Book-Entry Holders

The Company’s registered shareholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These shareholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

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•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split to our shareholders. This summary does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, and shareholders owning large positions in our Common Stock. Other shareholders may also be subject to special tax rules, including, but not limited to, shareholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging or conversion transaction for U.S. federal income tax purposes. This summary also assumes that you are a U.S. Holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term “U.S. Holder” means a shareholder that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

No gain or loss should be recognized by a U.S. Holder upon such holder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split, except with respect to cash, if any, received in lieu of fractional shares, as described below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the holder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor (excluding any amount allocable to a fractional share for which cash is received). The holder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.

In general, the receipt of cash by a U.S. Holder in lieu of a fractional share of post-reverse stock split Common Stock will result in a taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. Holder will be determined based upon the difference between the amount of cash received by such U.S. Holder and the amount of pre-reverse stock split basis allocable to the fractional share. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year. There are limitations on the deductibility of capital losses under the Code.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

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No Dissenters’ Rights

The holders of shares of Common Stock will have no dissenters’ rights of appraisal under Delaware law, the Restated Certificate of Incorporation or the Bylaws with respect to the proposed Amended and Restated Certificate of Incorporation to accomplish the reverse stock split.

New Defined Terms and Cross Reference Updates

We are also amending the Restated Certificate of Incorporation to add certain defined terms and revise the currently incorrect cross references to accurately reflect the changes and updates thus far made to the Restated Certificate of Incorporation. Such changes are set forth in Appendix A.

Approval Required

The affirmative vote of a majority of the shares of Class A and B Common Stock of the Company entitled to vote thereon, voting as a single class, as well as the affirmative vote of a majority of the shares of Class B Common Stock entitled to vote, voting as a separate class, are required to adopt the Amended and Restated Certificate of Incorporation to accomplish a reverse stock split of our Common Stock and to update certain cross references in the existing Restated Certificate of Incorporation. The effect of an abstention or broker non-vote is the same as that of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AND TO ADD DEFINED TERMS AND UPDATE CERTAIN INCORRECT CROSS REFERENCES.

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CORPORATE GOVERNANCE AND BOARD MATTERS

General Board Matters

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics prohibits our officers, directors and employees from engaging in any hedging transactions involving the Company’s stock or any options to purchase Company stock or stock appreciation rights (“SARs”) related to the Company’s stock. Our codes of business conduct and ethics can be found on our website at www.mcclatchy.com. Any waivers of the code of ethics for senior officers or directors will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Mr. Talamantes, President and Chief Executive Officer, has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. Accordingly, the Board has affirmatively determined that Messrs. Barnes, Forman, Maloney, K. McClatchy, W. McClatchy, Ostler, and Ruiz, and Mmes. Ballantine and Evangelisti are independent within the meaning of the NYSE listing standards. In making its independence determination with respect to the directors who are members of the McClatchy family, the Board considered the overall nature of these familial relationships and concluded that these relationships were not material with respect to the independence of the directors who are members of the McClatchy family. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board has 11 directors. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met seven (7) times during fiscal 2015. No director attended fewer than 75% of the aggregate number of meetings of the Board and any committee on which such director served (during the period he or she was a member). All directors attended the 2015 Annual Meeting of Shareholders. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

Leadership Structure

Our Board is committed to adopting governance policies and practices that promote the most effective and ethical management of the Company. In that regard, the Board believes that it is important to retain maximum flexibility to determine the Company’s optimal leadership structure and to choose the best qualified person(s) to serve in the roles of Chief Executive Officer and Chairman of the Board. Accordingly, the Company’s By-Laws, as Amended and Restated, and Corporate Governance Guidelines grant the Board discretion in combining or separating the positions of Chairman of the Board and Chief Executive Officer, as the Board deems appropriate in light of the Company’s prevailing circumstances. Currently, the Board believes that it is in the best interests of the Company to separate the roles of Chairman of the Board and Chief Executive Officer.

The Board has determined that the designation of Mr. Kevin McClatchy, as an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board with independent leadership and allows Mr. Talamantes, the Company’s current President and Chief Executive Officer, to concentrate on the Company’s business operations. This leadership structure has no impact on the Board’s oversight of risk.

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Compensation Committee

Leroy Barnes, Jr. serves as the chairman and Molly Maloney Evangelisti, Craig Forman and Clyde Ostler serve as members of the Compensation Committee. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the Chief Executive Officer and the other executive officers and recommends to the Board compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the “Compensation Discussion and Analysis” for inclusion in the Proxy Statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Proxy Statement, prepares a Compensation Committee report for inclusion in the Company’s Proxy Statement, and annually reviews the Compensation Committee charter and performance. The report of the Compensation Committee is included in this Proxy Statement on page 26.

The Compensation Committee meets in September each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Compensation Committee generally meets again in December each year to determine the salary and bonus targets for the executive officers for the following fiscal year. The Chief Executive Officer then determines the particular bonus goals for the other executive officers within the targets established by the Committee. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for the Chief Executive Officer and to set the bonus formula for his bonus for the current fiscal year. In addition, in January the Chief Executive Officer reviews the estimated bonus awards for the other executive officers with the Committee and with input from the Committee determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. The Compensation Committee makes all equity and other long-term incentive grants to executive officers, including the named executive officers (“NEOs”), at its February meeting each year. For additional information on the Chief Executive Officer’s role in the executive compensation setting process for our NEOs in 2015, see the “Compensation Discussion and Analysis” below.

For assistance and objective data in determining the compensation of the executive officers, the Compensation Committee engaged Exequity, an independent outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the NEOs, compared to competitive information pulled from the Towers Watson Executive Compensation Data Bank Media Survey, a comprehensive survey of the compensation paid by other media companies, as well as compensation reported in the proxy statements of our peers. The Compensation Committee also engaged Exequity in 2015 to review the Company’s executive compensation disclosure and discuss best practices for such disclosure, advise the Company on its compensation programs for executives and whether any modifications to the Company’s peer group should be made.

Exequity does not determine or recommend the amount or form of executive officer or non-employee director compensation, but instead provides requested data and advice to the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” below. The Compensation Committee believes that the work of Exequity did not raise a conflict of interest and did not impair Exequity’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) other services provided to us by Exequity; (2) fees paid by us as a percentage of Exequity’s total revenue; (3) policies or procedures maintained by Exequity that are designed to prevent a conflict of interest; (4) any business or personal relationships between Exequity consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual Exequity consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Exequity or the individual consultants involved in the engagement.

Pursuant to a delegation by the Compensation Committee during 2015, the Chief Executive Officer had the authority to grant a limited number of restricted stock units (“RSUs”) under the McClatchy 2012 Omnibus Incentive Plan (the “Omnibus Plan”) to non-executive employees. The Compensation Committee determines the total number of RSUs and other awards that the Chief Executive Officer is permitted to grant annually. The grants to such non-executive employees are made at the discretion of the Chief Executive Officer.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to the NYSE listing rules. The Compensation Committee held six (6) meetings during fiscal 2015.

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Audit Committee

Kathleen Foley Feldstein serves as the chairwoman and Leroy Barnes, Jr., Clyde Ostler and Frederick R. Ruiz serve as members of the Audit Committee. Mr. Barnes also serves on the audit committees of Frontier Communications, Inc. (formerly Citizens Communications, Inc.), Principal Funds, Inc. and Principal Variable Contracts, Inc. The Board has made an affirmative determination that service on such other audit committees does not impair Mr. Barnes’ ability to serve effectively on McClatchy’s Audit Committee. The Board has designated Mr. Barnes and Mr. Ostler, who qualify as “independent” within the meaning of the NYSE listing standards, as currently in effect, as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and (if provided by the company) earnings guidance, oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held twelve (12) meetings during fiscal 2015. The report of the Audit Committee is included in this Proxy Statement on page 47.

As a result of Ms. Feldstein’s retirement, Mr. Barnes will become the chairman and the Board of Directors has appointed Elizabeth Ballantine as a new member to the Audit Committee.

Committee on the Board

Kevin S. McClatchy serves as the chairman and Elizabeth Ballantine, Leroy Barnes, Jr. and Molly Maloney Evangelisti serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and performance. The Committee on the Board held two (2) meetings during fiscal 2015.

Nominating Committee

Brown McClatchy Maloney serves as the chairman and Elizabeth Ballantine and Craig Forman serve as members of the Nominating Committee. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held two (2) meetings during fiscal 2015.

Pension and Savings Plans Committee

Leroy Barnes, Jr. serves as the chairman and William McClatchy and Clyde Ostler serve as members of the Pension and Savings Plans Committee.

The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two (2) meetings during fiscal 2015.

Board of Directors’ Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee

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focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal control compliance manager. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

With respect to the Company’s compensation plans and arrangements, the Company believes that its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In evaluating whether the Company’s compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company, the Compensation Committee considered all of the components of our compensation program.

With respect to executives, as described in the “Compensation Discussion and Analysis” section beginning on page 27, certain objectives serve as the foundation of our compensation program, including (i) basing compensation on the performance of the executives in managing our Company; (ii) avoiding compensation based on short-term performance of our stock, whether favorable or unfavorable; (iii) focusing our senior management on long-term operating performance of the Company by awarding stock and other long-term incentive awards; and (iv) while focusing on the long-term success of the Company, recognizing that annual business and individual performance goals are essential components within our executive compensation program. The Company compensates its executives through a mix of annual base salary, annual cash incentives based on performance objectives of an individual and unit and/or company-wide basis; long-term cash and equity incentives; retirement benefits and health and welfare benefits. We believe these components have been structured so that inappropriate risk-taking is not encouraged or incentivized, and that the overall design of our compensation program aligns the interests of the Company’s employees with those of our shareholders. As outlined in the “Compensation Discussion and Analysis” section beginning on page 27, the Company utilizes clear performance metrics for our executive compensation programs, which we believe are consistent with industry practice and designed to be simple, understandable and transparent to all.

For our non-management employees generally, annual base salary, retirement benefits and health and welfare benefits constitute the primary sources of compensation, except that our advertising salespeople receive commission compensation based predominately on advertising revenue. Management employees may additionally be eligible for annual cash incentives based on performance objectives of the individual and unit and Company financial goals. As is the case with our executive incentive compensation programs, the Company has in place internal controls to ensure that management cash incentives are paid based on actual business results. As a result, the Company believes that for employees at large, our compensation program has not been structured to encourage or incentivize inappropriate risk-taking.

The Committee on the Board and the Nominating Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, the Committee on the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. In assessing a candidate, the Nominating Committee will consider skills; diversity; age; independence; experience in areas such as operations, journalism, finance, interactive media and marketing; geography and the general needs of the Board. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diversity, such as diversity of gender; race and national origin; education; professional

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experience; and differences in viewpoints and skills. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all nominees. The Nominating Committee believes that the current directors, considered as a group, provide a significant composite mix of diversity that allows the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2016 Annual Meeting of Shareholders were recommended by the Nominating Committee in early 2016.

Executive Sessions

Executive sessions of non-management directors are held at each regular meeting of the Board. In addition, at least once each year, the independent directors meet in executive session. The executive sessions of the Board were scheduled and chaired by the Chairman of the Board, Kevin McClatchy. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors
The McClatchy Company
c/o Corporate Secretary
2100 Q Street
Sacramento, CA 95816

All communication received will be reviewed and processed by the corporate secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the chairperson of the Committee on the Board at the address above.

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PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 21, 2016, by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s named executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options, SARs or RSUs that are exercisable or vest within 60 days following the record date are deemed beneficially owned by the person holding those options, SARs or RSUs. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the SEC rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

		Deemed Beneficial Ownership
		of Class A Common Stock(2)
	Number of	Number of
Directors and Nominees for Director; Named Executive Officers;	Shares	Shares
Directors and Executive Officers as a Group; Beneficial Owners of More	of Class A	of Class A		Percent of
Than 5% of Total Shares of Class Outstanding(1)	Common Stock	Common Stock		Class
Elizabeth Ballantine	114,432	114,432		*
Leroy Barnes, Jr.	86,200	86,200		*
Molly Maloney Evangelisti	175,075	4,703,575		7.95%
Kathleen Foley Feldstein(12)	88,383	88,383		*
Craig Forman	45,000	45,000		*
Brown McClatchy Maloney	88,551	4,555,991	(6)	7.71%
Kevin McClatchy	86,200	13,943,222	(3)(4)	20.35%
William McClatchy	86,690	12,991,690	(3)(5)	19.23%
Theodore Mitchell(18)	56,200	12,556,200	(3)	18.70%
Clyde Ostler	45,000	45,000		*
Frederick Ruiz	104,075	104,075		*
Robert Weil	47,939	47,939	(8)	*
Patrick Talamantes	247,129	860,879	(9)	1.56%
Elaine Lintecum	115,603	180,603	(7)	*
Christian Hendricks	70,694	249,694	(10)	*
Billie McConkey	10,008	10,008		*
Mark Zieman	21,908	149,908	(11)	*
Contrarius Investment Management Limited	6,493,431	6,493,431	(13)	11.88%
Bestinver Gestion S.A., SGIIC	3,080,257	3,080,257	(14)	5.64%
Royce & Associates, LLC	6,200,965	6,200,965	(15)	11.35%
Dimensional Fund Advisors LP	3,384,176	3,384,176	(16)	6.19%
All executive officers and directors as a group (17 persons)	1,485,747	25,889,709	(17)	32.75%

*	Represents less than 1%.

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(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no. 8, 28014; (ii) Contrarius Investment Management Limited, 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands; (iii) Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746; and (v) Royce & Associates, LLC, 745 Fifth Avenue, 24th Floor, New York, NY 10151.

(2)	Represents all shares of Class A Common Stock plus all shares of Class A Common Stock subject to options that are exercisable or vest within 60 days following the record date. Applicable percentage of ownership is based on 54,655,656 shares of Class A Common Stock outstanding as of March 21, 2016, for such shareholder or group of shareholders, as applicable.

(3)	Includes 12,500,000 shares of Class B Common Stock held under three separate trusts, two of which hold 4,166,667 shares and the third which holds 4,166,666 shares. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, and Theodore R. Mitchell share joint voting and investment control with respect to these trusts. Kevin McClatchy and William McClatchy disclaim beneficial ownership of the shares held in trusts for which they are not beneficiaries.

(4)	Includes 449,527 shares of Class B Common Stock held by a trust of which Kevin McClatchy is one of three trustees but not a beneficiary. Kevin McClatchy has joint voting and investment control with the other trustees with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(5)	Includes 405,000 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(6)	Includes 1,289,660 shares of Class B Common Stock held directly by or in trusts for the benefit of each of Brown McClatchy Maloney’s four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(7)	Includes 65,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(8)	Mr. Weil retired from the Company on June 30, 2015.

(9)	Includes 613,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(10)	Includes 179,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(11)	Includes 128,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(12)	Ms. Feldstein will no longer serve as a director after the Annual Meeting.

(13)	Based on a Schedule 13G/A filed on February 11, 2016, by Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited, each of which has shared voting power with respect to 6,493,431 shares and shared dispositive power with respect to 6,493,431 shares.

(14)	Based on a Schedule 13G/A filed on September 29, 2015. Bestinver Gestion S.A., SGIIC has sole voting power and sole dispositive power with respect to 3,080,257 shares.

(15)	Based on a Schedule 13G/A filed on February 8, 2016. Royce & Associates, LLC has sole voting power and sole dispositive power with respect to 6,200,965 shares.

(16)	Based on a Schedule 13G/A filed on February 9, 2016. Dimensional Fund Advisors LP has sole voting power with respect to 3,315,346 shares and sole dispositive power with respect to 3,384,176 shares.

(17)	Includes those shares subject to stock options indicated in notes (7), (9), (10) and (11) above.

(18)	Mr. Mitchell resigned as a director effective May 15, 2014.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 21, 2016, if applicable, held by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the Shareholders’ Agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal

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descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

	Number of
	Shares
	of Class B
Directors and Nominees for Director; Named Executive Officers;	Common Stock
Directors and Executive Officers as a Group;	Beneficially		Percent of
Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Owned		Class
Molly Maloney Evangelisti	4,528,500		18.54%
Brown McClatchy Maloney	4,467,440	(6)	18.29%
Kevin McClatchy	13,857,022	(2)(4)	56.72%
William McClatchy	12,905,000	(2)(5)	52.82%
Theodore Mitchell(3)	12,500,000	(2)	51.16%
All executive officers and directors as a group (17 persons)	23,257,962	(7)	95.19%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.

(2)	Includes 12,500,000 shares of Class B Common Stock held under three separate trusts, two of which hold 4,166,667 shares and the third which holds 4,166,666 shares. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)	Mr. Mitchell resigned as a director effective May 15, 2014.

(4)	Includes 449,527 shares of Class B Common Stock held by a trust of which Kevin McClatchy is one of three trustees but not a beneficiary. Kevin McClatchy has joint voting and investment control with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(5)	Includes 405,000 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(6)	Includes 1,289,660 shares of Class B Common Stock held directly by or in trusts for the benefit of each of Brown McClatchy Maloney’s four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(7)	Includes those shares of Class B Common Stock indicated in notes (2), (4), (5) and (6) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the Company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

Generally, Class B shares can be converted into shares of Class A Common Stock and then transferred freely (unless following conversion, the outstanding shares of Class B Common Stock would constitute less than 25% of the total member of all outstanding shares of common stock of the Company). In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

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DIRECTOR COMPENSATION

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 27, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Elizabeth Ballantine	$69,900	$16,500	—	—	—	—	$85,500
Leroy Barnes	$109,000	$16,500	—	—	—	—	$125,500
Molly Maloney Evangelisti	$75,000	$16,500	—	—	—	—	$91,500
Kathleen Foley Feldstein	$92,500	$16,500	—	—	—	—	$109,000
Craig Forman	$75,000	$16,500	—	—	—	—	$91,500
Brown McClatchy Maloney	$73,500	$16,500	—	—	—	—	$90,000
Kevin McClatchy	$125,000	$16,500	—	—	—	—	$141,500
William McClatchy	$66,000	$16,500	—	—	—	—	$82,500
Clyde Ostler	$89,000	$16,500	—	—	—	—	$105,500
Frederick Ruiz	$79,000	$16,500	—	—	—	—	$95,500

(1)	Includes annual retainer, committee chair fees and Board and committee meeting fees.

(2)	Reflects an award of 15,000 shares of Class A Common Stock to each non-employee director on September 23, 2015.

(3)	No director received an option award in fiscal year 2015.

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a biannual basis with the last review occurring in September 2015. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our Human Resources Department regarding trends in director compensation and competitive data prepared by Exequity, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

In September 2015, upon the recommendation of the Compensation Committee, the Board approved that director compensation for 2015, including the stock grant of 15,000 Class A shares to the Company’s outside directors and the Chairman’s fee, would remain the same as 2014 compensation levels.

As such, for 2015, McClatchy paid its outside directors an annual cash retainer of $45,000 and stock awards of 15,000 shares of Class A Common Stock. In addition, outside directors received $2,000 per day for in-person attendance at Board meetings (with attendance at regular Board meetings by teleconference compensated at one-half that rate). The Chairman of the Board received an additional $50,000 per year for his service. Committee chairpersons, other than the chairs of the Audit Committee and the Compensation Committee, received an additional $7,500 per year for their services. The Audit Committee Chairperson received an additional $11,500 per year for her services and the Compensation Committee Chairperson received an additional $8,500 per year for his services. Committee meeting fees were $1,500 per meeting. In addition to payments of Board and committee fees, McClatchy reimburses non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy.

In January 2015, the Board of Directors approved the McClatchy Director Deferral Program under the Omnibus Plan under which directors may elect to defer receipt of their stock awards, beginning with the September 2016 grants, until the day they leave the Board of Directors.

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In December 2012, the Board of Directors enhanced the Company’s corporate governance practices by amending the Corporate Governance Guidelines to include director stock ownership guidelines. The Board believes that it is important to align the interests of the non-employee members of the Board with the long-term interests of the Company’s shareholders. Accordingly, the guidelines require that each non-management director shall own a minimum of 15,000 shares of the Company’s Class A Common Stock. For those directors on the Board as of November 28, 2012 the target date for such ownership was December 31, 2012. For subsequently elected directors, the target date for achieving the desired ownership level is five (5) years from the date that Board service commences. Shares issuable upon vesting of restricted stock or stock units shall count towards achievement of the minimum guideline amount. As of the date of this proxy statement all directors are in compliance with the Company’s stock ownership guidelines.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the “Compensation Discussion and Analysis” to be included in the Company’s 2016 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2015 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

Leroy Barnes, Jr., Chairman

Molly Maloney Evangelisti

Craig Forman

Clyde Ostler

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the named executive officers (“NEOs”) of the Company, which for 2015 include our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), our three most highly compensated executive officers other than the CEO and CFO and also up to two additional former executives who would have been among the three most highly compensated executive officers, but for the fact that such individuals were not serving as executive officers on the last day of our fiscal year. Accordingly, each of the following individuals is considered to be an NEO for this proxy statement:

•	Patrick Talamantes, our President and Chief Executive Officer;

•	Elaine Lintecum, our Vice President, Finance and Chief Financial Officer;

•	Christian Hendricks, our Vice President, Products, Marketing and Innovation;

•	Billie McConkey, our Vice President, Human Resources and General Counsel and Corporate Secretary;

•	Mark Zieman, our Vice President, Operations; and

•	Robert Weil, our former Vice President, Operations.

Overview of 2015 Compensation Decisions

We undertook the following key compensation items for 2015:

•	We reviewed and approved an approximate 2% increase in the base salaries for the NEOs for 2015;

•	We paid an annual cash bonus to Mr. Talamantes under the CEO Bonus Plan at 20% of target;

•	We paid an annual cash bonus to our NEOs, other than Messrs. Talamantes and Weil, under our Management by Objective Annual Bonus Plan (the “MBO Plan”) at: 25% of target for Ms. Lintecum; 13.8% of target for Messrs. Hendricks and Zieman; and 30% of target for Ms. McConkey.

•	We granted long-term incentive awards to our NEOs using the same structure as the one used in 2014 with 60% of the long-term incentive award consisting of a cash-settled L-TIP subject to the achievement of a three-year free cash flow performance target and 40% of the long-term incentive award consisting of service-based, stock-settled, RSUs that vest equally over a three-year period. Our long-term incentive program was designed to promote pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company;

•	We entered into a new employment agreement with Mr. Talamantes. The new employment agreement extends the three-year term of Mr. Talamantes’ employment until May 16, 2018, and absent the Company’s or Mr. Talamantes’ timely written notice not to extend, the remaining term of the new employment agreement will automatically extend for an additional year on each May 16th during the term beginning on May 16, 2016 (so that effective on each such day, the remaining term of employment shall be for a full three-year period). During the term of the new employment agreement, Mr. Talamantes will receive an annual base salary of $841,500 or such other annual base salary as may be determined by the Compensation Committee of the Board of Directors, and Mr. Talamantes is generally entitled to participate in any Company benefit plans, programs, or arrangements offered to him;

•	Following Mr. Weil’s retirement from the Company on June 30, 2015, the Company and Mr. Weil entered into a consulting agreement pursuant to which Mr. Weil will, among other things, assist the Company with transition matters relating to the Company’s operations in California, the Northwest, Texas, Kentucky, and Pennsylvania. During the Term, the Company will pay Mr. Weil $5,000 per month for the last six months of the 2015 calendar year and $2,500 per month during the 2016 calendar year and will reimburse Mr. Weil for reasonable travel and other expenses within 30 days of receiving supporting documentation. In addition, in light of Mr. Weil’s mid-year retirement and his stellar and long service, the Compensation Committee awarded Mr. Weil a service-based incentive for his 2015 service in the amount of $443,845, and an additional amount of $298,350 representing six-months of base salary continuation. Both amounts were paid in a single lump sum within 30 days of Mr. Weil’s retirement; and

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•	In connection with Mr. Weil’s retirement, the Company reorganized its management structure and increased the base salaries for Messrs. Zieman and Hendricks by 8.7% and 10%, respectively, to reflect their new responsibilities. In addition, Mr. Zieman received a 5 percentage point increase in his MBO target for 2015 which impacted his second half MBO.

The Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee continues to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Compensation Committee believes that the total compensation program features an appropriate balance of base salary, cash and equity incentives, individual and companywide pay for performance measures, short- and long-term performance periods and extended vesting schedules. In combination, we believe that these elements tie our executives’ compensation to McClatchy’s sustained long-term performance.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•	the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required and should reward performance in areas targeted by the Company for growth and development;

•	our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on the belief that the price of our stock will in the long term reflect our operating performance and, therefore, the performance of our executives in managing the Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on the long-term operating performance of McClatchy; and

•	while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist in establishing the compensation levels of our NEOs, the Compensation Committee has retained Exequity as its independent executive compensation consultant. With respect to those decisions made for 2015, at the request of the Compensation Committee, Exequity analyzed 2014 competitive media compensation data available through the Towers Watson Executive Compensation Data Bank – Media Industry (the “Data Bank”). The Data Bank provides a summary of compensation paid to senior management at participating media companies. The Data Bank includes more than 100 media company participants, the vast majority of which are not specific to the newspaper segment of the media industry.

Exequity’s analysis of the information available from the Data Bank resulted in a customized report (the “Executive Compensation Review”), comparing McClatchy’s compensation for senior management to others in the media industry at the 25th, 50th and 75th percentiles, adjusted to reflect our revenue size compared to other companies using regression analysis. In addition, Exequity reviewed compensation data available in the 2014 proxies of ten public newspaper, broadcast or media companies for the Chief Executive Officer, Chief Financial Officer and Vice President of Operations and General Counsel positions. These ten companies, as well as others, are viewed as direct competitors of McClatchy. The proxy review established comparisons between McClatchy’s compensation for these positions and the median and average compensation paid at these competing companies. This proxy analysis was included in the Executive Compensation Review.

While the Data Bank and proxy information used in the Executive Compensation Review include newspaper, broadcast and media companies we view as our direct competition, the Compensation Committee does not look exclusively to these companies in setting McClatchy’s executive compensation. The Compensation Committee considers both the compensation trends and amounts paid to the wider group of media companies included in the Data Bank, as well as direct competitors, as the Data Bank provides a broader base of information and compensation trends in the media industry as a whole. We do not formally target a certain percentile

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within the Executive Compensation Review when setting the compensation paid to our NEOs. Other important factors that the Compensation Committee considers include performance, experience in the role, contribution to organization success, internal equity relationships, assumption of new duties and future potential.

With regard to the compensation of Mr. Talamantes, we took into account the compensation levels of the chief executive officers at sixteen other newspaper, broadcast or media companies as reported by those companies, given that we consider these companies our primary competitors. This peer group includes:

•	A.H. Belo Corp.;

•	E. W. Scripps;

•	Gannett Company, Inc.;

•	Journal Communications, Inc.;

•	Lee Enterprises;

•	Gray Television Inc.;

•	Media General, Inc.;

•	Meredith Corp.;

•	Sinclair Broadcast Group;

•	Nexstar Broadcasting Group;

•	Scholastic Corporation;

•	Scripps Network Interactive, Inc.;

•	TEGNA, Inc.;

•	Tribune Publishing Company;

•	The New York Times Company; and

•	John Wiley & Sons, Inc.

In addition, at the Compensation Committee’s request, Exequity prepared a Chief Executive Officer Compensation Assessment (the “CEO Compensation Assessment”) that reviewed competitive pay positioning to assist the Compensation Committee in making annual pay decisions. The market compensation comparison data for the CEO Compensation Assessment was gathered from both the Data Bank and pay data from McClatchy’s sixteen-company peer group, as disclosed in each company’s proxy statement. The CEO Compensation Assessment informs the Compensation Committee generally of current practices when making compensation decisions. The review of market data provides a starting point for the Compensation Committee’s analysis. Based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, we benchmark compensation levels at or near the market median. The Compensation Committee does not have any formal guidelines or policies with respect to the mix of base salary, bonus or long-term incentives. The Compensation Committee believes it is helpful in making individual pay decisions to consider compensation information and trends of direct competitors and the media industry, more broadly, as well as other important factors noted previously. The Compensation Committee took this approach in setting Mr. Talamantes’ 2015 compensation.

Internal Analysis.

In addition to reviewing market data, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions toward McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	growth in non-traditional advertising revenues and improvement in revenue diversification;

•	growth in digital audience metrics;

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•	success in new ventures;

•	achieving reductions in legacy costs;

•	efforts to increase the pace of innovation;

•	progress in digital transformation;

•	efforts to monetize real estate and other assets for debt reduction and other uses; and

•	sustaining the Company’s focus on high quality journalism.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by the Chief Executive Officer with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during fiscal year 2015 below.

Elements of Our Compensation Program

We compensated our NEOs in 2015 through a mix of:

•	annual base salary;

•	annual cash incentives under the CEO Bonus Plan and MBO Plan, as applicable, based on achievement of performance objectives on an individual and unit and/or companywide basis, as applicable;

•	performance-based, long-term cash awards under the 2015 LTIP (described below), based upon pre-determined free cash flow targets over a three year performance period; and

•	stock-settled RSUs that vest equally over a three-year period based upon continued service.

As stated above, the Compensation Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to data from the median of the companies included in the Data Bank with respect to each officer’s base salary, annual cash incentive and total direct compensation. As a result, the Compensation Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey. Based on the Exequity report prepared for our Compensation Committee in January 2015, overall targeted total direct compensation (total cash compensation plus annualized expected value of long-term incentives) for our executives is competitive with the median; however, actual total direct pay is 18% below the median.

Base Pay.

In determining each NEO’s base pay, our Compensation Committee generally takes into account Exequity’s analysis on current market trends and considers the recommendations of the Chief Executive Officer for the other officers. In recent years, the Compensation Committee also has considered the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company’s newspapers serve.

In January 2015, our Compensation Committee reviewed NEO base salaries and determined that for 2015 there would be an approximate 2% increase in the base salaries for our NEOs.

In connection with Mr. Weil’s retirement from the Company in 2015, we reorganized our management team’s responsibilities and accordingly increased the base salaries for Messrs. Hendricks and Zieman to reflect their respective increase in responsibilities. Mr. Hendricks’ new role as Vice President, Products, Marketing and Innovation entails overseeing audience development, business development, product management, mobile initiatives, marketing, corporate communications, and external partnerships and continuing his oversight of the Company’s Tru Measure subsidiary. Mr. Zieman’s role as Vice President, Operations expanded with oversight of the Company’s 29 local media properties, the corporate digital revenue development team and the corporate production team. In addition, Mr. Zieman’s responsibilities included oversight of an expanded corporate sales department. In connection with their added responsibilities, the Compensation Committee approved an increase in base salary for Messrs. Hendricks and Zieman of 10% and 8.7%, respectively, effective beginning on July 1, 2015.

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Annual Cash Bonus.

The Compensation Committee continues to believe annual cash bonuses incentivize our NEOs to meet our longer-term goals by providing the officers an ability to reach shorter-term goals over which they have more direct control. Mr. Talamantes is eligible to receive annual incentive compensation under the CEO Bonus Plan. NEOs, other than Mr. Talamantes, are eligible to receive annual incentive compensation under our MBO Plan. Awards under the CEO Bonus Plan and the MBO Plan are based on achievement of financial and non-financial performance goals pre-established by the Compensation Committee. For 2015, each participating NEO’s target bonus opportunity was subject to upward or downward adjustment based on McClatchy’s achievement of operating cash flow goals and in Mr. Talamantes’ case, subject to Compensation Committee discretion to award 10 points of the target. Subject to the 10 discretionary points for Mr. Talamantes but not for the other NEOs (other than Ms. McConkey), 25% of the target bonus was based on non-financial performance goals. Ms. McConkey was eligible to receive 30% of her target bonus based on non-financial performance goals.

No portion of the bonus related to financial goals was payable if operating cash flow was less than $203 million; only up to 25% of the target bonus was achievable if operating cash flow was at least $203 million and the entire target bonus was achievable if operating cash flow was over $251.7 million. The Company intends to continue to maintain its annual incentive bonus plans for possible future payouts.

CEO Bonus Plan.

The Compensation Committee approved the target for Mr. Talamantes’ 2015 bonus under the CEO Bonus Plan at 100% of his 2015 base salary. The Compensation Committee approved the formula for the 2015 CEO Bonus Plan in which 100 points would result in receiving a bonus at target.

The 100 points consisted of (i) operating cash flow criteria, in which 75 points were awarded at 117.5% of budgeted operating cash flow (5 points awarded at 100% of the operating cash flow budget); (ii) non-operating cash flow criteria, in which award was capped at 25 points (or a corresponding percentage of points); and (iii) discretionary points, in which 10 points could be awarded at the Compensation Committee’s sole discretion. No cash award under the 2015 CEO Bonus Plan could exceed $3,000,000.

For 2015, the Company’s operating cash flow target of $210 million was not met as the Company achieved operating cash flow from continuing operations of $178.4 million. Accordingly, no points were awarded for operating cash flow. For the non-operating cash flow criteria, the Compensation Committee granted Mr. Talamantes 20 points which results in an annual bonus of 20% of target for progress as measured against the performance indicators detailed above on page 29. Specifically, the Compensation Committee recognized the Company’s significant progress in its digital transformation and revenue diversification where nearly two-thirds of the Company’s revenues are now derived from sources other than print newspaper advertising. The Compensation Committee also recognized the Company’s significant achievement in reducing its debt by $95.2 million. The Committee did not award any discretionary points.

MBO Plan.

The Compensation Committee set incentive bonus targets under the MBO Plan for non-CEO NEOs for fiscal year 2015 performance. For fiscal year 2015, the annual cash incentive was targeted to a predetermined percentage of the base salary of the participating NEO for 2015, varying from 50% to 75% as set forth in the table below. The Compensation Committee determined these targets based on the recommendation of Mr. Talamantes and the Compensation Committee’s review of the Data Bank concerning target bonus levels at other media companies within the Data Bank. In February 2015, the Compensation Committee increased the target MBO for Mr. Zieman from 70% to 75% of base salary (effective July 1, 2015) for 2015 performance to reflect his added responsibilities as a result of the retirement of Mr. Weil. Upon his retirement from the Company, Mr. Weil was no longer eligible to receive an incentive bonus under the MBO Plan.

	Target Annual		2015 Base		Target
Officer	Bonus %		Salary		Bonus
Elaine Lintecum	60%		$450,000		$270,000
Christian Hendricks	60%		$408,000/450,000	(3)	$244,800/270,000
Billie McConkey	50%		$340,000		$170,000
Mark Zieman	70%/75	%(1)	$575,000/625,000	(2)	$402,500/468,750

(1)	Prior to July 1, 2015, Mr. Zieman’s MBO target was 70%; thereafter, the target increased to 75%.

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(2)	Prior to July 1, 2015, Mr. Zieman’s base salary was $575,000; thereafter, the base salary increased to $625,000 to reflect the increased responsibilities in his role as Vice President, Operations.

(3)	Prior to July 1, 2015, Mr. Hendricks’ base salary was $408,000; thereafter, the base salary increased to $450,000 to reflect his new role as Vice President, Products, Marketing and Innovation.

Each participating NEO’s target bonus was based on a combination of (i) non-operating cash flow (the “NOCF”) objectives worth a maximum of 25 points (except for Ms. McConkey who was eligible to earn a maximum of 30 points); and (2) operating cash flow (the “OCF”) objectives worth a maximum of 75 points. No OCF points were awarded for operating cash flow less than $203.4 million; 1-24 OCF points were achievable if operating cash flow was at least $203.4 million but less than $224.9 million; 25-49 OCF points were achievable if operating cash flow was at least $224.9 million but less than $237.7 million; 50-75 OCF points were achievable if operating cash flow was at least $237.7 million and $251.7 million or more. The operating cash flow for fiscal year 2015 was $178.4 million and, accordingly, none of the participating NEOs earned OCF-related points for fiscal year 2015. For this purpose, operating cash flow was determined before accruing for the annual bonus. Based on the CEO’s and Compensation Committee’s scoring of the NOCF goals established for the fiscal year relating to corporate results, business unit results and individual performance, each NEO was eligible to earn up to 25 points (except for Ms. McConkey who was eligible to earn up to 30 points).

For fiscal year 2015, Ms. Lintecum earned 25 NOCF points which results in an annual bonus of 25% of target. In scoring Ms. Lintecum’s achievement of NOCF goals, the Compensation Committee noted that the Company executed an effective new investor relations program and successfully reorganized corporate finance under her leadership. In addition, Ms. Lintecum led the Company in generating cash to reduce debt and reduced fees paid to the Company’s independent accountants by more than $125,000.

Mr. Hendricks also earned 13.8 NOCF points, resulting in an annual bonus of 13.8% of target. With respect to Mr. Hendricks, the Compensation Committee recognized Mr. Hendricks’ achievement in growing total local digital unique viewers and paid digital-only subscriptions, as well as his efforts towards the Company’s audience goals.

Ms. McConkey earned 30 NOCF points which results in an annual bonus of 30% of target. In scoring Ms. McConkey’s fiscal 2015 achievements, the Compensation Committee noted her success in executing the Company’s corporate reorganization, such as leading efforts to design and implement a subsidiary structure to support new corporate positions, as well as developing and implementing regionalization of the Human Resources department. Ms. McConkey also successfully took on various talent management and recruitment initiatives.

Mr. Zieman earned 13.8 NOCF points which results in an annual bonus of 13.8% of target. In scoring Mr. Zieman’s accomplishments in fiscal year 2015, the Compensation Committee noted Mr. Zieman’s achievement with transitioning to a digital-only advertising revenue budget and with growing monthly local unique visitors to the Company’s website. In addition, the Compensation recognized Mr. Zieman’s leadership toward lowering certain legacy expense.

The table below shows the 2015 bonus target and the actual bonus paid in 2015 to each participating NEO (expressed as a dollar amount and as a percentage of base salary) based on the performance goals discussed above.

	MBO Target		Bonus Award
	as a % of	Bonus Award	as a % of
Name	Base Salary	for 2015	Base Salary
Elaine Lintecum	60%	$70,038	15.6%
Christian Hendricks	60%	$36,768	8.3%
Billie McConkey	50%	$46,731	15%
Mark Zieman	75%	$62,288	10%

Long-Term Incentives.

In January 2015, the Compensation Committee approved the 2015 long term incentive program (the “2015 L-TIP”), which set long-term incentive dollar target values for each NEO. The Compensation Committee determined that approximately 60% of the long term incentive target value for the NEOs would consist of cash-settled performance-based awards and that approximately 40% of the long term incentive target value would consist of equity grants in the form of time-based, stock-settled RSUs. The 2015 L-TIP provides long-term incentive compensation to corporate executives that takes into consideration pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company. In the February 2015 meeting, the Compensation Committee determined to award each executive cash-settled long-term incentive awards, under the Omnibus Plan, as a means of delivering targeted amounts to NEOs upon achievement of targeted performance criteria.

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a) Cash L-TIP.

2015 Cash L-TIP Grant.

The cash-settled performance-based awards are realizable based upon the Company’s level of achievement, as measured by free cash flow (“FCF”). FCF is defined in the L-TIP program as (i) earnings before interest, taxes, depreciation and/or amortization excluding unusual items less (ii)(1) cash interest and (2) capital expenditures. The Compensation Committee believes FCF is a good strategic measurement of Company performance and well-aligned with shareholder interests. For 2015, thirteen FCF levels were established, the achievement of which results in payment from 25% of target to 200% of target based on the level of achievement. The performance period will be a cumulative, three-year period beginning at the start of the 2015 fiscal year and ending at the end of the 2017 fiscal year. In January 2015, the Compensation Committee approved a target value for each NEO’s cash-settled performance-based award.

2013-2015 Performance Period Cash L-TIP Payout.

The cash-settled performance-based awards granted in February 2013 had a three-year performance period ending on December 31, 2015 and had performance measures based on FCF. With respect to the L-TIP period which ended December 31, 2015, no cash awards were made due to the fact that McClatchy did not achieve the FCF target over the three-year period of 2013 to 2015.

b) RSUs.

The Compensation Committee believes that equity compensation is a critical component of a total compensation package that helps McClatchy recruit, retain and motivate the executives needed for the present and future success of the Company. In prior fiscal years our Compensation Committee has awarded its NEOs time vesting RSUs. Although time vesting RSUs have economic value when they vest, even if the stock price declines or stays flat, they also incentivize recipients to build long-term shareholder value, as the overall RSU economic value grows with an improving stock price. Therefore, the Compensation Committee believes RSUs not only serve as a retention device but also further align the interests of Company executives with those of shareholders. For 2015, the Compensation Committee again determined that its NEOs would receive RSUs, in the form of stock-settled awards, to better align NEOs with other executives receiving stock incentive awards, to better promote retention of NEOs and in recognition of the fact that the ongoing volatility of the Company’s stock price was resulting in targeted long-term incentive values not being realized.

In February 2015, the Compensation Committee granted RSUs to the Company’s NEOs under the Omnibus Plan which shall vest in three annual installments beginning on March 1, 2016 based upon continued service. The RSUs awarded to NEOs in 2015 are reflected in the Summary Compensation Table, the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal 2015 Year-End table.

New CEO Employment Agreement.

Effective May 2015, we entered into a new employment agreement with Mr. Talamantes. The new employment agreement extends the three-year term of Mr. Talamantes’ employment until May 16, 2018, and absent the Company’s or Mr. Talamantes’ timely written notice not to extend, the remaining term of the new employment agreement will automatically extend for an additional year on each May 16th during the term beginning on May 16, 2016 (so that effective on each such day, the remaining term of employment shall be for a full three-year period). The Compensation Committee believes that the renewal feature of Mr. Talamantes’ new employment agreement is essential to provide the Company with experienced, long-term management leadership in order to ensure that continuity in our transition to new revenue streams in a challenging operating environment.

Retirement of Mr. Weil.

In January 2015, Mr. Weil, one of our Vice Presidents, Operations, announced his retirement effective June 30, 2015. In order to facilitate the transition of his responsibilities to others in the management leadership team, the Company and Mr. Weil entered into a consulting agreement for a term ending December 31, 2016. In addition, in light of Mr. Weil’s mid-year retirement which would cause him to forfeit his 2015 MBO opportunity and outstanding unvested or unearned long-term incentive awards and in recognition of his stellar and long service to the Company, the Compensation Committee awarded Mr. Weil a service-based incentive for his 2015 service in the amount of $443,845, and an additional amount of $298,350, representing six-months of base salary continuation.

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Equity Grant Policies.

Our Compensation Committee makes all regular equity grants to our executive officers, including the NEOs, at its February meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all SARs granted (if any), historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment, appointment to the new position, or, if the hire date or the promotion date is late in the year, the date of the next annual grant.

Pursuant to a delegation by the Compensation Committee during 2015, the Chief Executive Officer had the authority to grant a limited number of RSUs under the Omnibus Plan to non-executive employees. The Compensation Committee determines the total number of RSUs and other awards that the Chief Executive Officer is permitted to grant annually. The grants to such non-executive employees are made at the discretion of the Chief Executive Officer.

Retirement Benefits

The Company maintains The McClatchy Company Retirement Plan, a qualified defined benefit plan (the “Pension Plan”) and our supplemental executive retirement plan (the “SERP”). The Company also continued to maintain the Knight Ridder, Inc. Benefit Restoration Plan (the “KR BRP”) after the Company acquired Knight-Ridder, Inc. (“KR”) for legacy KR employees. We offered the Pension Plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement plan based on years of service. Legacy KR employees participated in the KR pension formula within the Pension Plan. We offered the SERP or the KR BRP to our senior executives depending on their eligibility status as we believed it was fair and appropriate to provide post-retirement income to these officers commensurate with their years of service to McClatchy and taking into consideration each officer’s actual income levels, regardless of the income limitations pursuant to the Pension Plan, as provided by IRS limitations. Each of the NEOs except Ms. McConkey participates in the Pension Plan. Each of the NEOs except Ms. McConkey and Mr. Zieman participates in the SERP, and Mr. Zieman participates in the KR BRP. Ms. McConkey commenced employment with the Company in 2015 and does not participate in the Pension Plan, the SERP, or the KR BRP.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, benefit accruals under the Pension Plan were frozen effective March 31, 2009. Similarly, upon action of the Compensation Committee, benefit accruals under the SERP and the KR BRP were frozen effective February 4, 2009. Prior to the freeze, the SERP and the KR BRP operated in tandem with the Pension Plan. In addition, the Company announced on February 5, 2009, that effective March 31, 2009, it would suspend the Company’s matching contribution under The McClatchy Company 401(k) Plan (the “401(k) Plan”) in light of the continuing economic downturn.

Under the legacy McClatchy sections of the Pension Plan, benefits accrue at a rate of 1.3% of “average monthly earnings” times years of benefit service up to a maximum of 35 years. For purposes of the Pension Plan, “average monthly earnings” means the monthly base pay averaged over the five consecutive calendar years as of March 31, 2009 that produces the highest average. Under the legacy KR sections of the Pension Plan, a projected normal retirement benefit is calculated and reflects the number of years a participant has until normal retirement age. Though based on final average earnings, the projected normal retirement benefit was not based on a uniform percentage. Rather, the projected normal retirement benefit was based on years of service and whether final average earnings exceeded the covered compensation level, where the projected benefit earned in a year could range from 0.5% to 2.0% of final average earnings.

The Company maintained the SERP and the KR BRP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the participating NEO’s actual income levels. The Internal Revenue Code (the “Code”) limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2015, $265,000) and by limiting the amount of benefit that can be paid from the plan (for 2015, an annuity at normal retirement age cannot exceed $210,000). Accordingly, the SERP and KR BRP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. The overall SERP or KR BRP benefit, as applicable, is offset by the benefit accrued under the Pension Plan.

The SERP also provided an enhanced pension formula, under which benefits accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of Pension Plan benefit service, up to a maximum of 35 such years. For purposes of the SERP, “enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the three years of Pension Plan participation as of February 4, 2009 that produces the highest monthly average.

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Pursuant to the Company’s freeze of the SERP and the KR BRP, benefits remain at the amount accrued as of February 4, 2009. This means that no participating NEO received a benefit under the SERP or the KR BRP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

For additional information on the Pension Plan and SERP in effect during fiscal year 2015, see the Pension Benefits Table and accompanying narrative below.

The McClatchy Company Benefit Restoration Plan and The McClatchy Company Bonus Recognition Plan.

The Compensation Committee adopted in 2009, and later amended and restated in 2011, two executive supplemental retirement plans to provide benefits at significantly reduced levels compared to the SERP:

•	The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”); and

•	The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan” and together with the Benefit Restoration Plan, the “Plans”).

The benefits under the Plans remain consistent with the 2014 fiscal year and are described below. Each of the NEOs participates in both of these Plans, under which contributions are conditioned upon matching contributions or supplemental contributions under the 401(k) Plan. Because there were no matching contributions or supplemental contributions under the 401(k) Plan in 2015, no contributions were made under the Plans for 2015.

The McClatchy Company Benefit Restoration Plan, as Amended.

An employee of the Company and its affiliates whose compensation in any calendar year exceeds the applicable limit of annual earnings that can be taken into account in a pension formula ($265,000 for 2015) automatically becomes a participant in the Benefit Restoration Plan. Each NEO is eligible to participate in the Benefit Restoration Plan.

The Benefit Restoration Plan provides that, for each calendar year for which the Company makes a matching contribution to salaried employees under the 401(k) Plan generally, the Company will make a matching contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The matching contribution under the Benefit Restoration Plan will equal the rate of any matching contribution applied under the 401(k) Plan for such calendar year, multiplied by the participant’s base salary for the calendar year without regard to any IRS compensation or maximum annuity payout limits, minus the maximum matching contribution allocable to the participant under the 401(k) Plan for the calendar year. So long as there is no matching contribution for employees under the 401(k) Plan, there is no matching contribution made for any participant under the Benefit Restoration Plan.

In addition, the Benefit Restoration Plan provides that for each year for which the Company makes a supplemental contribution to salaried employees under the 401(k) Plan generally, the Company may make a supplemental contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The supplemental contribution under the Benefit Restoration Plan will equal the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the participant’s base salary for the calendar year, minus the maximum profit-sharing contribution allocable to the participant under the 401(k) Plan for the calendar year. If there is no supplemental contribution made for employees under the 401(k) Plan, there is no supplemental contribution made for any participant under the Benefit Restoration Plan.

Any Company contributions under the Benefit Restoration Plan will be credited to a participant’s bookkeeping account, which account will be adjusted to reflect increases or decreases based on the allocation of the account in one or more investment indexes selected by the plan administrator. As with the Company’s 401(k) Plan, a participant is vested in the Benefit Restoration Plan after three years of employment with the Company. All of the NEOs except Ms. McConkey are vested in the Benefit Restoration Plan.

The McClatchy Company Bonus Recognition Plan, as Amended.

The Bonus Recognition Plan contains provisions that are identical to the Benefit Restoration Plan except that participation in the Bonus Recognition Plan is limited to those executives of the Company and its affiliates who are designated from time to time to participate in the plan. In addition, the rate of Company matching contributions and supplemental contributions, if any, will be applied to a participant’s annual incentive payment. As with the Benefit Restoration Plan, if there are no matching contributions or

35

supplemental contributions under the 401(k) Plan, there are no matching or supplemental contributions under the Bonus Recognition Plan. Each NEO is eligible to participate in the Bonus Recognition Plan, and all of the NEOs except Ms. McConkey are vested in the Bonus Recognition Plan.

Tax Considerations

We structure our compensation programs for the most part to comply with the Code Section 162(m). Code Section 162(m) limits the deduction available to McClatchy for compensation paid to the Chief Executive Officer and, based on IRS interpretive guidance, the three most highly compensated executive officers other than the Chief Financial Officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. The annual bonuses paid to our NEOs are intended to qualify as performance-based compensation and thus are intended to be deductible by McClatchy under Code Section 162(m). In 2015, payments to our CEO resulted in payments slightly in excess of the limitation under Code Section 162(m). We may at any time determine to pay compensation to the executive officers, including the Chief Executive Officer, which may not be deductible under Code Section 162(m).

Summary Compensation Table. The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 27, 2015.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	Awards	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)(6)	(j)
Patrick Talamantes	2015	$873,229	$—	$567,522	$—	$168,300	$—	$20,363	$1,629,414
President and	2014	$825,000	$—	$640,800	$—	$82,500	$171,334	$19,934	$1,739,568
Chief Executive Officer	2013	$822,115	$—	$—	$453,385	$—	$—	$19,886	$1,295,386

Eliane Lintecum	2015	$466,923	$—	$151,290	$—	$70,038	$—	$4,496	$692,747
Vice President, Finance	2014	$439,038	$—	$171,360	$—	$26,342	$201,404	$5,097	$843,241
and Chief Financial Officer	2013	$413,462	$—	$—	$129,539	$—	$—	$4,997	$547,998

Christian Hendricks(8)	2015	$444,062	$—	$153,504	$—	$36,768	$—	$19,494	$653,828
Vice President,
Products, Marketing and Innovation

Billie McConkey(7)	2015	$274,615	$50,000	$91,938	$—	$46,731	$—	$283,993	$747,277
Vice President, Human Resources,
and General Counsel and Corporate
Secretary

Mark Zieman	2015	$621,192	$—	$227,304	$—	$62,288	$—	$19,733	$930,517
Vice President,	2014	$561,000	$550,000	$214,560	$—	39,270	$193,487	$19,244	$1,577,561
Operations	2013	$560,577	$—	$—	$175,802	$—	$—	$146,212	$882,591

Robert Weil(9)	2015	$325,440	$—	$—	$—	$—	$—	$807,804	$1,133,244
Former Vice President,	2014	$585,000	$573,300	$214,560	$—	$40,950	$268,351	$21,809	$1,703,970
Operations	2013	$584,550	$—	$—	$175,802	$—	$—	$19,217	$779,569

(1)	Amounts shown in column (d) reflect the signing bonus paid to Ms. McConkey in connection with her commencement of employment with the Company in 2015 and the amounts earned by each of Messrs. Weil and Zieman under the Retention Plan in 2014.

(2)	Amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes for RSUs awarded in 2015 and 2014. Values of stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 27, 2015. No RSUs were awarded to the NEOs during the 2013 fiscal year.

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(3)	Amounts shown in column (f) reflect the dollar amount recognized for financial statement reporting purposes for SARs awarded in 2013. Values of these awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 27, 2015. No SARs were awarded to the NEOs during the 2015 or 2014 fiscal years.

(4)	Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the CEO Bonus Plan with respect to Mr. Talamantes and the MBO Plan for the other NEOs.

(5)	Amounts represent solely the aggregate change in the actuarial present value of the participating NEOs’ accumulated benefit under the Pension Plan and the SERP (or, for Mr. Zieman, the KR BRP) from the measurement date used for financial statement reporting purposes from 2014 to 2015, 2013 to 2014, and 2012 to 2013, respectively. These plans were frozen to new accruals effective as of March 31, 2009 and February 4, 2009, respectively, and no participants in these plans, including the NEOs, have received additional benefits or enhancements since 2008. Although we did not make any changes in our pension plans (including our SERP and the KR BRP) to increase the amount of the pension benefits payable under the plans, and, in fact, froze our pension plans (including our SERP and the KR BRP) early in 2009 so that participants, including the NEOs, do not earn any additional benefits due to additional years of service or additional compensation, there was a significant increase in value shown in the table above for 2013 to 2014, due in part to declining interest rates. For 2014 to 2015 and 2012 to 2013, because of an increase in the interest rates used to calculate the present value of the benefit, the change in pension value was negative.

For 2015, the present value of the aggregate accumulated benefit was determined using the RP 2014 mortality table and interest rates of 4.72% for the Pension Plan, 4.72% for the SERP, and 4.65% for the KR BRP. For 2014, the present value of the aggregate accumulated benefit was determined using the RP 2014 mortality table and interest rates of 4.25% for the Pension Plan, 4.24% for the SERP, and 4.16% for the KR BRP. For 2013, the present value of the aggregate accumulated benefit was determined using the RP 2000 mortality table and interest rates of 5.06% for the Pension Plan, 5.04% for the SERP, and 4.90% for the KR BRP.

(6)	Amounts in column (i) for the 2015 fiscal year include the benefits, received by each NEO, enumerated below. Pursuant to Instruction 4 to Item 402(c)(2)(ix), dollar values for benefits have only been specified below to the extent they are the greater of $25,000 or 10% of the total amount shown in column (i) for such NEO.

•	Premiums to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage.

•	Premiums to provide long-term disability coverage at a level greater than that provided under McClatchy’s standard long-term disability program.

•	Company-paid premiums toward the cost of health coverage under McClatchy’s group health insurance plan.

•	For Ms. McConkey’s move to the Sacramento metropolitan area from Arizona to take the position of Vice President, Human Resources, and General Counsel and Corporate Secretary, the Company provided Ms. McConkey with certain relocation benefits. For 2015, these benefits included storage and shipping of household goods, temporary housing and assistance with the sale of her prior home and purchase of her new home. These relocation benefits totaled $171,256. In addition, the Company provided Ms. McConkey a tax gross-up payment with respect to these relocation benefits, which totaled $100,242.

•	In light of Mr. Weil’s mid-year retirement and stellar and long service, the Company awarded Mr. Weil (i) a service-based incentive payment for his 2015 service equal to $443,845 and (ii) six months of base salary continuation equal to $298,350. In addition, in connection with his retirement, Mr. Weil received (i) a retirement gift and (ii) a payment representing his accrued but unused vacation.

(7)	Ms. McConkey commenced employment with the Company in 2015.

(8)	Mr. Hendricks was not an NEO for the 2014 or 2013 fiscal years.

(9)	Mr. Weil retired from the Company effective June 30, 2015 and continued to provide limited services to the Company for the remainder of the 2015 fiscal year pursuant to a consulting agreement.

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Grants of Plan-Based Awards. The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 27, 2015.

Grants of Plan-Based Awards

		Estimated Future Payouts			Estimated Future Payouts			All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock
		Plan Awards(1)			Plan Awards			Awards:	All Other
								Number of	Option		Grant
								Shares	Awards:	Exercise	Date Fair
								of	Number of	or Base	Value of
								Stock	Securities	Price of	Stock and
								or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patrick Talamantes	02/23/2015	$300,000	$1,200,000	$2,400,000	—	—	—	230,700	—	$2.46	$567,522
Elaine Lintecum	02/23/2015	$85,000	$340,000	$680,000	—	—	—	61,500	—	$2.46	$151,290
Christian Hendricks	02/23/2015	80,750	323,000	646,000	—	—	—	62,400	—	$2.46	$153,504
Billie McConkey	02/23/2015	45,000	180,000	360,000	—	—	—	46,200	—	$1.99	$91,938
Mark Zieman	02/23/2015	$115,000	$460,000	$920,000	—	—	—	92,400	—	$2.46	$227,304
Robert Weil (4)	—	—	—	—	—	—	—	—	—	$—	$—

(1)	Amounts include the 2015 LTIP awards described in the “Compensation Discussion and Analysis” above.

(2)	The RSUs vest in three equal annual installments beginning on March 1, 2016 based on continued service.

(3)	Amounts represent the full grant date fair value of the RSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 27, 2015.

(4)	Mr. Weil retired from the Company effective June 30, 2015 and continued to provide limited services to the Company for the remainder of the 2015 fiscal year pursuant to a consulting agreement.

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Outstanding Equity Awards at Fiscal 2015 Year End. The following table sets forth information concerning the outstanding equity awards held by the NEOs as of December 27, 2015.

Outstanding Equity Awards at Fiscal 2015 Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Patrick Talamantes	—		—		—	$—	—	230,700	(6)	$276,840
	—		—		—	$—	—	89,000	(7)	$106,800	—	—
	122,500		122,500	(1)	—	$2.46	02/21/2023	—		$—	—	—
	60,000		20,000	(2)	—	$2.76	02/22/2022	—		$—	—	—
	75,000		—	(3)	—	$4.08	02/23/2021	—		$—	—	—
	100,000	(4)	—		—	$3.42	12/15/2019	—		$—	—	—
	100,000	(5)	—		—	$1.70	12/16/2018	—		$—	—	—
	75,000	(9)	—		—	$13.22	12/11/2017	—		$—	—	—

Elaine Lintecum	—		—		—	$—	—	61,500	(6)	$73,800
	—		—		—	$—	—	23,800	(7)	$28,560	—	—
	17,500		35,000	(1)	—	$2.46	02/21/2023	—		$—	—	—
	5,000		5,000	(2)	—	$2.76	02/22/2022	—		$—	—	—
	5,000		—	(3)	—	$4.08	02/23/2021	—		$—	—	—
	15,000	(9)	—		—	$13.22	12/11/2017	—		$—	—	—

Christian Hendricks	—		—		—	$—	—	62,400	(6)	$74,880
	—		—		—	$—	—	21,600	(7)	$25,920	—	—
	17,000		34,000	(1)	—	$2.46	02/21/2023	—		$—	—	—
	12,500		12,500	(2)	—	$2.76	02/22/2022	—		$—	—	—
	60,000		—	(3)	—	$4.08	02/23/2021	—		$—	—	—
	60,000	(9)	—		—	$13.22	12/11/2017	—		$—	—	—

Billie McConkey	—		—		—	$—	—	46,200	(6)	$55,440

Mark Zieman	—		—		—	$—	—	92,400	(6)	$110,880
	—		—		—	$—	—	29,800	(7)	$35,760	—	—
	23,750		47,500	(1)	—	$2.46	02/21/2023	—		$—	—	—
	20,000		20,000	(2)	—	$2.76	02/22/2022
	5,500		—	(3)	—	$4.08	02/23/2021
	14,000	(5)	—		—	$1.70	12/16/2018
	15,000	(9)	—		—	$9.07	03/6/2018
	6,000	(9)	—		—	$13.22	12/11/2017

Robert Weil	71,250		—	(1)	—	$2.46	02/21/2023	—		$—	—	—
	40,000		—	(2)	—	$2.76	02/22/2022	—		$—	—	—
	90,000		—	(3)	—	$4.08	02/23/2021	—		$—	—	—
	90,000	(9)	—		—	$13.22	12/11/2017	—		$—	—	—

(1)	One-quarter of the SARs vest on each of March 1, 2014, March 1, 2015, March 1, 2016 and March 1, 2017 based on continued service.

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(2)	One-quarter of the SARs vest on each of March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016 based on continued service.

(3)	One-quarter of the SARs vest on each of March 1, 2012, March 1, 2013, March 1, 2014 and March 1, 2015 based on continued service.

(4)	One-quarter of the SARs vested on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014.

(5)	One-quarter of the SARs vested on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013.

(6)	One-third of the RSUs vest on each of March 1, 2015, March 1, 2016 and March 1, 2017 based on continued service.

(7)	These RSUs vest on May 16, 2015.

(8)	Market value calculated by multiplying the closing market price of our Class A Common Stock on December 26, 2014 ($3.46 per share) by the number of units of stock. December 26, 2014 was the last trading day of our fiscal year, which ended on December 28, 2014.

(9)	One-quarter of these SARs vested on each of March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012.

Option Exercises and Stock Vesting Table.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired	Received
	Exercise	on Exercise	on	on Vesting
Name	(#)	($)	Vesting (#)(1)	($)
Patrick Talamantes	—	—	144,500	231,240
Elaine Lintecum	—	—	61,900	91,608
Christian Hendricks	—	—	60,800	89,056
Billie McConkey	—	—	—	—
Mark Zieman	—	—	64,900	98,568
Robert Weil (2)	—	—	94,700	130,752

(1)	This column represents the total number of shares that were acquired upon vesting. Actual number of shares received were net of shares withheld to pay taxes.

(2)	Mr. Weil retired from the Company effective June 30, 2015 and continued to provide limited services to the Company for the remainder of the 2015 fiscal year pursuant to a consulting agreement. In addition to the 14,900 RSUs that vested on March 1, 2015 and the 50,000 RSUs that vested on May 16, 2015 based on his continued service through such dates, these amounts include the vesting of 29,800 RSUs that vested as of Mr. Weil’s retirement.

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Pension Benefits Table. The following table sets forth the present value of accumulated pension benefits for each of the NEOs under McClatchy’s Pension Plan, McClatchy’s SERP, and for Mr. Zieman only, the KR BRP during the fiscal year ended December 27, 2015. The values are based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan, except for Mr. Weil, who became entitled to benefits upon his retirement effective June 30, 2015, so the values are based on his actual commencement of benefits in July 2015. As set forth above, Ms. McConkey is not a participant in any McClatchy-sponsored pension plan and thus does not have an accumulated pension benefit under the Pension Plan or the SERP. Effective March 31, 2009 and February 4, 2009, respectively, benefit accruals under the Pension Plan and under the SERP and the KR BRP were frozen for all participants. Under the SERP, the age of unreduced benefits is age 62 for Mr. Talamantes, Ms. Lintecum and Mr. Hendricks and age 64.58 for Mr. Weil. For Mr. Zieman, who receives nonqualified benefits under the KR BRP, the unreduced benefits age is 65. In the case of Mr. Talamantes, Ms. Lintecum and Mr. Hendricks, the unreduced benefits age is 62 under the Pension Plan. For Mr. Weil and Mr. Zieman, the unreduced benefits age is 64.58 and 65, respectively, under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the Pension Plan, SERP, nor the KR BRP benefit is payable as a lump sum benefit. Under the terms of the Pension Plan, the SERP, and the KR BRP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date. The single life annuity values and, for Mr. Weil, who was married as of his annuity commencement date in July 2015, the joint and 100% survivor annuity values are set forth below in the footnote to this table.

2015 Pension Benefits

		Number of		Payments
		Years	Present Value	During Last
		Credited	of Accumulated	Fiscal Year
Name (a)	Plan Name (b)	Service (#) (c)	Benefit ($)(1) (d)	($)(e))
Patrick Talamantes	Supplemental Executive Retirement Plan	7.75	$446,444	$—
	The McClatchy Retirement Plan	7.75	$201,945	$—
Elaine Lintecum	Supplemental Executive Retirement Plan	20.25	$370,639	$—
	The McClatchy Retirement Plan	20.25	$713,746	$—
Christian Hendricks	Supplemental Executive Retirement Plan	16.00	$658,187	$—
	The McClatchy Retirement Plan	16.00	$424,802	$—
Billie McConkey	Supplemental Executive Retirement Plan	—	$—	$—
	The McClatchy Retirement Plan	—	$—	$—
Mark Zieman	Knight Ridder Benefit Restoration Plan (2)	11.00	$243,741	$—
	The McClatchy Retirement Plan	21.92	$491,682	$—
Robert Weil (3)	Supplemental Executive Retirement Plan	14.00	$1,585,058	$—
	The McClatchy Retirement Plan	14.00	$571,460	$—

(1)	Amounts represent the present value of the accumulated benefits available to each NEO under each respective pension plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in Note 10 to McClatchy’s audited financial statements contained in its Form 10-K for the year ended December 27, 2015. Specifically, the assumptions used to determine the present value under the Pension Plan were a 4.72% interest rate and the RP 2014 mortality table, and to determine the present value under the SERP were a 4.72% interest rate (or 4.65% in the case of the KR BRP) and the RP 2014 mortality table. The following are the single life annuity monthly amounts payable to each NEO (other than Mr. Weil) under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative above: (a) Mr. Talamantes, $4,255.63 and $1,925.00; (b) Ms. Lintecum, $2,288.71 and $4,407.41; (c) Ms. McConkey, $0 and $0; (d) Mr. Hendricks, $5,854.66 and $3,778.67; and (e) under the KR BRP and the Pension Plan, respectively, for Mr. Zieman, $2,410.48 and $4,927.28. Mr. Weil retired from the Company effective June 30, 2015, and the joint and 100% survivor annuity monthly amounts that commenced to him effective July 2015 under the SERP and the Pension Plan, respectively, were $8,261.19 and $2,978.40.

(2)	The KR BRP is similar to McClatchy’s SERP (described below) insofar as it too is designed to provide post-retirement income commensurate with the participant’s actual income levels, which cannot otherwise be taken into account under the underlying qualified retirement plan. The KR BRP does so by taking into account excess compensation, including annual incentive compensation that might have been deferred under the Knight-Ridder, Inc. Annual Incentive Deferral Plan, and by taking into account highest final average pay whether or not earned in consecutive periods. Payouts under the KR BRP may also exceed the maximum annuity payout limit applicable to the underlying qualified pension plan formula. Normal retirement age under the KR BRP is age 65.

(3)	Mr. Weil retired from the Company effective June 30, 2015 and continued to provide limited services to the Company for the remainder of the 2015 fiscal year pursuant to a consulting agreement.

Frozen Pension Plan. Prior to freezing the plan in March 2009, each NEO except Ms. McConkey participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan that was open to all eligible employees of McClatchy and other participating subsidiaries who completed an hours and service requirement to become participants in the Pension Plan.

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Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries as of March 2009. Accrued benefits vested after five years of vesting service, or, if earlier and the participant remained an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each participating NEO was fully vested in his or her benefits under the Pension Plan as of March 2009. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009, does not count in the determination of average monthly earnings.

Upon termination of employment, each participating NEO generally may not commence benefits prior to age 55. The Pension Plan provided a subsidized early retirement benefit to any participating NEO with 20 or more years of eligible service who works until age 55, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Code limits the maximum benefit that may be paid under the Pension Plan by subjecting annual earnings that can be taken into account in the pension formula to a cap ($265,000 for 2015) and by limiting the amount of benefit that can be paid from the plan (for 2015, an annuity at normal retirement age cannot exceed $210,000).

Supplemental Pension Plan and the Knight-Ridder, Inc. Benefit Restoration Plan. In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, McClatchy’s SERP and, for Mr. Zieman only, the KR BRP provided enhanced pension benefits to our NEOs except Ms. McConkey in addition to the amounts that were permitted to accrue under the Pension Plan. Accordingly, the SERP or KR BRP benefit, as applicable, was determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. For each NEO except Mr. Zieman and Ms. McConkey, the SERP provided a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of Pension Plan benefit service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average was determined for the three years of Pension Plan participation as of February 4, 2009 that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan. For Mr. Zieman, the KR BRP provided a benefit accrued at normal retirement age based on final average earnings and years of service, offset by Social Security and other offset amounts.

Normal retirement age under the SERP and the KR BRP, as applicable, is age 65 for each participating NEO. Under the SERP, an unreduced benefit was payable to a vested participant who terminates employment within three years of normal retirement age. Accordingly, each participating NEO would be entitled to an unreduced benefit commencing at age 62.

A SERP participant was vested in his or her SERP benefit after five years of benefit service. Accordingly, each of the participating NEOs was fully vested in his or her SERP benefit as of February 2009. The SERP does not provide for payment as a lump sum, but rather provides for benefit in any form provided under the Pension Plan and at the time specified in the participant’s Code Section 409A election.

Non-Qualified Deferred Compensation. As described above, McClatchy maintains a Benefit Restoration Plan and Bonus Recognition Plan. Participants are vested in the Benefit Restoration Plan and Bonus Recognition Plan after three years of employment with the Company. All of the NEOs except Ms. McConkey are vested in the Plans. Except in the case of termination of employment due to a participant’s death or disability, a participant’s eligible benefits under the Plans will be distributed to vested employees following the close of each year in which benefits are earned without interest. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

Potential Payments Upon Termination of Employment and Change in Control

Mr. Talamantes 2015 CEO Employment Agreement.

Only Mr. Talamantes is party to an employment agreement that entitles him to receive severance payments and continued benefits upon certain terminations of employment, as described below. These provisions were entered into in connection with the negotiation of Mr. Talamantes’ employment agreement in 2015, and were what the Compensation Committee believed were competitive and consistent with industry practice at the time.

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Effective May 2015, the Company and Mr. Talamantes entered into an employment agreement (the “CEO Employment Agreement”). The original term of the CEO Employment Agreement is three years, with an expiration date of May 16, 2018. Absent the Company’s or Mr. Talamantes’ timely written notice not to extend, the remaining term of the CEO Employment Agreement will automatically extend for an additional year on each May 16th during the term beginning on May 16, 2016 (so that effective on each such day, the remaining term of employment shall be for a full three-year period). Pursuant to the terms of the CEO Employment Agreement, Mr. Talamantes’ annual base salary increased from $825,000 in 2014 to $841,500, subject to any modifications by the Compensation Committee.

Termination.

The CEO Employment Agreement also provides for the compensation that Mr. Talamantes will receive in the event that he is terminated by the Company for any reason other than “cause” or “disability” or he resigns for “good reason” (each as defined below) or the Company elects not to renew the term of the CEO Employment Agreement. Mr. Talamantes will be entitled to (i) his accrued compensation (described below) and (ii) subject to his timely execution of a waiver and release, a lump sum severance payment equal to one and one-half (1.5) times his annual base salary in effect on the date of his termination of employment from the Company (without giving effect to any reduction in his annual base salary that would constitute “good reason” (as defined below)). If Mr. Talamantes had been terminated on December 27, 2015, under circumstances giving rise to severance, the cash severance would have been $1,262,250.

In the event that Mr. Talamantes’ employment is terminated (i) involuntarily by the Company for “cause” or “disability” (each as defined below), (ii) voluntarily by Mr. Talamantes other than for “good reason” (as defined below), or (iii) automatically upon Mr. Talamantes’ death, he shall be entitled only to his accrued compensation.

For purposes of the severance benefits described above:

•	“cause” means (i) Mr. Talamantes’ willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Talamantes’ willful act of gross misconduct that is materially injurious to the Company;

•	“good reason” means (i) Mr. Talamantes’ demotion or a material reduction in his base salary, without his written consent, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the President and Chief Executive Officer of the Company or its successor), (iii) Mr. Talamantes’ removal from the Company’s Board, or (iv) relocation by more than fifty (50) miles of the Company’s headquarters from Sacramento, California; and

•	“disability” means Mr. Talamantes’ inability, at the time notice is given, to perform his duties under the CEO Employment Agreement for a period of not less than six consecutive months as a result of an illness or injury, as determined for purposes of the Company’s long-term disability income insurance.

Accrued Compensation.

Under Mr. Talamantes’ CEO Employment Agreement, his accrued compensation consists of (i) any unpaid base salary to the date of his termination, (ii) all vested benefits under applicable written plans and programs maintained by the Company subject to the terms and conditions of such plans or programs, (iii) reimbursement of reasonable business expenses and disbursements in accordance with the Company’s applicable written policy; and (iv) four weeks of vacation in connection with a termination of employment under the Company’s applicable executive vacation policy.

Executive Equity Award Agreements.

Pursuant to McClatchy’s form of RSU award agreement for executives, a grantee’s outstanding, unvested RSUs become fully vested upon a “change in control” (as defined in the Omnibus Plan). In addition, a grantee’s outstanding, unvested RSUs will become fully vested upon (i) a termination on account of death or disability, (ii) a termination by the Company without “cause,” (iii) a resignation for “good reason,” or (iv) a termination for any reason if the grantee has accumulated 10 or more continuous years of service and is age 55 or older (as such terms are defined in the Omnibus Plan or the applicable award agreement).

Pursuant to McClatchy’s form of SAR award agreement for executives, a grantee’s outstanding, unvested SARs become fully vested upon a “change in control” (as defined in the Omnibus Plan). In addition, a grantee’s outstanding, unvested SARs (i) will become fully vested if the grantee ceases employment after having accumulated 10 or more continuous years of service (A) on

43

account of death or disability or (B) for any reason when the grantee is age 62 or older, or (ii) will vest with respect to two additional time-based vesting installments if the grantee ceases employment after having accumulated 10 or more continuous years of service for any reason when the grantee is between age 55 and age 62.

Cash L-TIP.

If a holder of a Cash L-TIP award terminates employment with the Company on account of (i) “retirement,” (ii) death, or (iii) disability, the holder becomes eligible for a pro-rated payment with respect to the Cash L-TIP award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. For this purpose, “retirement” means termination of employment if the holder has accumulated 10 or more continuous years of service and is age 55 or older.

Potential Walk-Away Payments.

The following table sets forth quantitative information with respect to potential payments to Mr. Talamantes or his beneficiaries upon termination in various circumstances as described above, assuming termination on December 27, 2015.

Mr. Talamantes—Presumed December 27, 2015 Termination Date

	Voluntary				Not-for-
	(including				Cause or for	Change-in-
Type of Compensation	Retirement)	Disability	Death	For Cause	Good Reason	Control
Cash Severance Benefit(1)	$0	$0	$0	$0	$1,262,250	$0
Restricted Stock Units (RSUs)(2)	$0	$383,640	$383,640	$0	$383,640	$383,640
SARs(3)	$0	$0	$0	$0	$0	$0
Benefit Restoration/Bonus Recognition	$0	$0	$0	$0	$0	$0
Pension/SERP Lump Sum(4)	$675,000	$657,000	$628,000	$675,000	$675,000	$675,000
Savings Plan Benefit(5)	$136,521	$136,521	$136,521	$136,521	$136,521	$136,521
Continuation of Insurance Benefits	$0	$0	$0	$0	$0	$0
Tax gross-up	$0	$0	$0	$0	$0	$0
Cash L-TIP Awards(6)	$0	$250,000	$250,000	$0	$0	$0
Sub-Total	$811,521	$1,427,161	$1,398,161	$811,521	$2,457,411	$1,195,161

Less: accumulated benefit restoration/bonus recognition account and vested pension and savings plan benefits	$811,521	$793,521	$764,521	$811,521	$811,521	$811,521
Amount Triggered due to Termination	$0	$633,640	$633,640	$0	$1,645,890	$383,640

(1)	Under the CEO Employment Agreement, upon a termination of employment by the Company other than “cause” or “disability” or by Mr. Talamantes for “good reason,” Mr. Talamantes is entitled to a severance payment equal to one and one-half (1.5) times his annual base salary as of the date of termination, which was $841,500 as of December 27, 2015.

(2)	Value of the accelerated vesting is calculated by multiplying the closing market price of our Class A Common Stock on December 24, 2015 ($1.20 per share) by the number of units. December 24, 2015 was the last trading day of our fiscal year, which ended on December 27, 2015. Mr. Talamantes has outstanding RSUs under two separate agreements. On February 20, 2014, Mr. Talamantes received 133,500 RSUs, of which 89,000 RSUs are currently unvested. These RSUs will vest in three annual installments beginning on March 1, 2015; the remaining 89,000 RSUs will vest in two equal installments on March 1, 2016 and March 1, 2017. On February 23, 2015, Mr. Talamantes received 230,700 RSUs, all of which are currently unvested. These RSUs will vest in three equal annual installments beginning on March 1, 2016.

(3)	At this time, none of Mr. Talamantes’ outstanding, unvested SARs are in-the-money, and any accelerated vesting that could occur will not have a value for this purpose.

(4)	Value represents the lump sum value for Mr. Talamantes’ SERP benefits and MCRP benefits as of December 27, 2015, using an annual discount rate of 4.72% for the Pension Plan and the SERP benefits.

(5)	Value includes the matching contribution account and supplemental contribution account balances under the Savings Plan, as of December 27, 2015.

(6)	Value represents partial, pro-rated vesting of Mr. Talamantes’ 2014 and 2015 Cash L-TIPs.

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The following table sets forth quantitative information with respect to potential payments to each of the NEOs (or the NEO’s beneficiaries) other than Mr. Talamantes and Mr. Weil upon termination in various circumstances as described above, assuming termination on December 27, 2015.

NEOs Other Than Mr. Talamantes and Mr. Weil—Presumed December 27, 2015 Termination Date

Name / Type of Compensation	Voluntary (including Retirement)	Disability	Death	For Cause	Not-for- Cause or for Good Reason	Change-in- Control
Elaine Lintecum
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$102,360	$102,360	$102,360	$—	$102,360	$102,360
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$68,333	$68,333	$68,333	$—	$—	$—
Total	$170,693	$170,693	$170,693	$—	$102,360	$102,360
Christian Hendricks
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$—	$100,800	$100,800	$—	$100,800	$100,800
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$—	$63,584	$63,584	$—	$—	$—
Total	$—	$164,384	$164,384	$—	$100,800	$100,800
Billie McConkey
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$—	$55,440	$55,440	$—	$55,440	$55,440
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$—	$15,000	$15,000	$—	$—	$—
Total	$—	$70,440	$70,440	$—	$55,440	$55,440
Mark Zieman
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$146,640	$146,640	$146,640	$—	$146,640	$146,640
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$88,333	$88,333	$88,333	$—	$—	$—
Total	$234,973	$234,973	$234,973	$—	$146,640	$146,640

(1)	Only Mr. Talamantes is party to an employment agreement that entitles him to receive severance payments and continued benefits upon certain terminations of employment, as described above. This table does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

(2)	Value of the accelerated vesting is calculated by multiplying the closing market price of our Class A Common Stock on December 24, 2015 ($1.20 per share) by the number of units. December 24, 2015 was the last trading day of our fiscal year, which ended on December 27, 2015.

(3)	Both Ms. Lintecum and Mr. Zieman have accumulated 10 or more continuous years of service and are age 55 or older, and Ms. Lintecum’s and Mr. Zieman’s outstanding, unvested RSUs will become fully vested upon their termination of employment. Ms. McConkey has not accumulated 10 or more continuous years of service and is not yet age 55 or older. While Mr. Hendricks has accumulated 10 or more continuous years of service, he is not yet age 55 or older.

(4)	At this time, none of the NEOs’ outstanding, unvested SARs are in-the-money, and any accelerated vesting that could occur will not have a value for this purpose.

(5)	Value represents partial, pro-rated vesting of each of the NEOs’ 2014 and 2015 Cash L-TIPs.

(6)	Both Ms. Lintecum and Mr. Zieman have accumulated 10 or more continuous years of service and are age 55 or older and upon termination of employment are eligible for a pro-rated payment with respect to the Cash L-TIP award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. Ms. McConkey has not accumulated 10 or more continuous years of service and is not yet age 55 or older. While Mr. Hendricks has accumulated 10 or more continuous years of service, he is not yet age 55 or older.

Mr. Weil retired from the Company effective June 30, 2015 after 21 years with the Company and continued to provide limited services to the Company for the remainder of the 2015 fiscal year pursuant to a consulting agreement (discussed above under “Compensation Discussion and Analysis”). In light of Mr. Weil’s mid-year retirement and his stellar and long service, the Compensation Committee awarded Mr. Weil (i) a service-based incentive for his 2015 service in the amount of $443,845, (ii) an

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additional amount of $298,350 representing six-months of base salary continuation, and (iii) a retirement gift of $9,841, in each case where such amounts were paid in a single lump sum within 30 days of Mr. Weil’s retirement. In addition, pursuant to the award agreements governing his RSUs and SARs, his outstanding, unvested RSUs and SARs became fully vested upon his retirement because he accumulated 10 or more continuous years of service with the Company and retired at a time when he was age 62 or older. The value of the accelerated vesting of Mr. Weil’s unvested 29,800 RSUs was $32,184 based on McClatchy’s closing stock price of $1.08 on June 30, 2015. Because none of Mr. Weil’s unvested SARs were in-the-money as of his retirement, such acceleration of vesting had no value. Mr. Weil received no payment with respect to his outstanding Cash L-TIPs.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes McClatchy’s equity plan information as of December 27, 2015.

Equity Compensation Plan Information

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/Share)(3) (b)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by shareholders
2004 Stock Incentive Plan	2,387,250	(2)	$8.99	—
2012 Omnibus Incentive Plan	2,352,050	(2)	$2.54	3,306,550
Total(1)	4,740,050	(2)		3,306,550

(1)	Amount includes restricted stock units, options and stock appreciation rights.

(2)	Of this total, outstanding options and stock appreciation rights total 3,848,250, and the 1,330,050 balance consists of outstanding restricted stock unit awards. With respect to options and stock appreciation rights, the number includes 1,914,750 in-the-money stock appreciation rights, which have base prices ranging from $1.70 to $3.40. The remaining 1,933,500 options and stock appreciation rights outstanding are underwater (their exercise price is greater than the Company’s stock price). Of these, 1,708,250 were awarded as stock options more than six years ago, have a ten year term and a minimum exercise price of $9.07. The bulk of these older options were awarded on three grant dates, with 97,500 having an exercise price of $59.09 set to expire at the end of 2015, 216,000 having an exercise price of $42.50 set to expire at the end of 2016, and 928,000 having an exercise price of $13.22 set to expire at the end of 2017.

(3)	The weighted average prices relate only to outstanding options and stock appreciation rights.

Compensation Committee Interlocks and Insider Participation

During 2015, Leroy Barnes, Jr. served as the chairman and Molly Maloney Evangelisti, Craig Forman and Clyde Ostler served as members of the Compensation Committee. None of these individuals was an officer or employee of McClatchy at any time during fiscal year 2015 and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. The Company’s policy for the review, approval or ratification of related party transactions states that the Audit Committee must review any related party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related persons include executive officers, directors and director nominees of the Company or their immediate family members or shareholders owning 5% or greater of the Company’s securities. McClatchy currently has no related party transactions.

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REPORT OF THE AUDIT COMMITTEE

During 2015, Kathleen Foley Feldstein served as the chairwoman and Leroy Barnes, Jr., Clyde Ostler and Frederick R. Ruiz served as members of the Audit Committee. Each of the members of the Audit Committee was independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors designated Mr. Barnes and Mr. Ostler as the 2015 “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on March 23-24, 2016. Among other things, the Audit Committee:

●	appoints and oversees the work of the independent auditors and reviews and recommends to the Board the discharge, if necessary, of the independent auditors;

●	preapproves (or may subsequently approve where permitted under the rules of the SEC) engagements of the independent auditors to perform audit or non-audit services, including by establishing preapproval policies and procedures;

●	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

●	discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

●	reviews with management and the independent auditors McClatchy’s annual SEC filings;

●	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

●	reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

●	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

●	establishes and reviews codes of conduct; and

●	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

●	it has reviewed and discussed the audited financial statements with management;

●	it has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●	it has discussed with the independent auditors the auditors’ independence; and

●	it has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 27, 2015.

Respectfully submitted by the members of the Audit Committee of McClatchy.

KATHLEEN FOLEY FELDSTEIN, Chairwoman

LEROY BARNES, JR.

CLYDE OSTLER

FREDERICK R. RUIZ

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 27, 2015, no director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816, (916) 321-1931

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2017 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 2, 2016, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2017 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 14, 2017.

April 4, 2016	By Order of the Board of Directors

Billie S. McConkey, Corporate Secretary

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Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE MCCLATCHY COMPANY

A DELAWARE CORPORATION

The present name of the corporation is THE McCLATCHY COMPANY. The corporation was incorporated under the name “MNI Newco, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 18, 1997. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE FIRST

The name of the corporation is THE McCLATCHY COMPANY (the “Corporation”).

ARTICLE SECOND

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOURTH

~~4.1~~(a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, consisting of two hundred million (200,000,000) shares of Class A Common Stock, with a par value of one cent ($.01) per share (the “Class A Common Stock”), and sixty million (60,000,000) shares of Class B Common Stock, with a par value of one cent ($.01) per share (the “Class B Common Stock” and, with the Class A Common Stock, the “Common Stock”). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of Common Stock voting together as a single class without the separate vote of the holders of any other class of stock.

Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), the shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Class A Common Stock and Class B Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that (i) each 5 to 25 shares of issued Class A Common Stock immediately prior to the Effective Time shall be reclassified into and become one share of Class A Common Stock and (ii) each 5 to 25 shares of issued Class B Common Stock immediately prior to the Effective Time shall be reclassified into and become one share of Class B Common Stock, in each case, the exact reverse split ratio within such 5-to-25 range to be determined by the Board of Directors of the Corporation and publicly announced by the Corporation prior to the Effective Time, provided that the reverse split ratio for the Class A Common

Stock and the Class B Common Stock shall be identical. Notwithstanding the foregoing, no fractional shares shall be issued and, in lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of shares of Class A Common Stock and Class B Common Stock (which aggregated number of shares of Class B Common Stock shall be converted into shares of Class A Common Stock on a one-for-one basis at the Effective Time) prior to the Effective Time, as applicable, shall be issued to the Corporation’s transfer agent (the “Transfer Agent”), as agent, for the accounts of all holders of record of such shares otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Class A Common Stock at the time of sale. After such sale and upon the surrender of the certificates representing Class A Common Stock or Class B Common Stock outstanding immediately prior to the Effective Time, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. From and after the Effective Time, certificates representing Class A Common Stock and Class B Common Stock outstanding immediately prior to the Effective Time shall represent the number of whole shares of Class A Common Stock and Class B Common Stock, as applicable, into which the Class A Common Stock and Class B Common Stock shall have been reclassified pursuant to the foregoing provisions, provided, however, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post-reverse split shares of Class A Common Stock or Class B Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest.

~~4.2~~(b) Class A Common Stock. The shares of Class A Common Stock and shares of Class B Common Stock shall be identical in all respects and shall have equal rights and privileges except as set forth in this paragraph (b) and in paragraph (c) of this Article ~~IV~~Fourth. Upon dissolution of the Corporation, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors.

(~~a~~i) Dividends.

(A)          Such dividends or distributions as may be determined by the Board of Directors of the Corporation from time to time may be declared and paid or made upon the Class A Common Stock out of any source at the time lawfully available for the payment of dividends, provided that (subject to subparagraph (B) and (C) below of this paragraph (b)(i)) identical dividends or distributions are declared and paid concurrently upon the Class B Common Stock. If dividends or distributions are declared and paid upon the Class B Common Stock (subject to subparagraphs (B) and (C) below of this paragraph (b)(i)) an identical dividend shall be declared and paid concurrently on the Class A Common Stock.

(B)          No dividend may be declared and paid in Class A Common Stock unless the dividend is payable only to holders of Class A Common Stock and a dividend payable to Class B Common Stock is declared and paid concurrently in respect of outstanding shares of Class B Common Stock in the same number of shares of Class B Common Stock per outstanding share.

(C)          If a dividend is declared and paid in Class B Common Stock in respect of outstanding shares of Class B Common Stock, then a dividend shall be declared and paid concurrently in shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock so that each holder of outstanding shares of Class A Common Stock receives (on a per outstanding share basis) a total number of dividend shares of Class A Common Stock equal to the number of dividend shares of Class B Common Stock received by the holders of the outstanding shares of Class B Common Stock.

(~~b~~ii) Stock Combinations and Subdivisions. The Class A Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class B Common Stock. If the Class B Common Stock is combined or subdivided, a proportionate combination or subdivision of the Class A Common Stock shall be made at the same time.

(~~c~~iii) Voting. The holders of Class A Common Stock shall have the voting rights set forth below:

(A)          ~~(i)~~ With respect to the election of Directors, the holders of Class A Common Stock voting as a separate class shall be entitled to elect that number of Directors which constitutes twentyfive percent (25%) of the total membership of the Board of Directors, and if such twentyfive percent (25%) is not a whole number, then the holders of Class A Common Stock will be entitled to elect the nearest higher whole number of directors which constitutes twentyfive percent (25%) of such membership. Such election shall be from a slate of Director nominees separate from a slate of Director nominees from which holders of Class B Common Stock shall elect Directors. There shall be no cumulative voting for either holders of Class A Common Stock or holders of Class B Common Stock.

(B)          ~~(ii)~~ The holders of Class A Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director elected by the holders of Class A Common Stock, provided that, to the extent permitted by applicable law, any Director may be removed for cause by the Board of Directors.

(C)          ~~(iii)~~ Except as may otherwise be required by law, the holders of Class A Common Stock shall, in all matters not referred to in subparagraphs (A) or (B) of this paragraph (b)(iii) or in subparagraphs (A) or (B) of paragraph (c)(iii) of this Article ~~IV~~Fourth, vote together with the holders of Class B Common Stock as a single class, provided that the holders of Class A Common Stock will have ~~onetenth~~one-tenth (1/10) of a vote for each share and the holders of Class B Common Stock shall have one (1) vote for each share.

(D)          ~~(iv)~~ Notwithstanding anything herein to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters at any time when no shares of Class B Common Stock are issued and outstanding.

~~4.3~~(c) Class B Common Stock.

(~~a~~i) Dividends and Distributions. Subject to the provisions of paragraph (b)(i) of this Article ~~IV~~Fourth, such dividends and distributions may be declared and paid or made upon the Class B Common Stock as may be permitted by applicable law.

(~~b~~ii) Stock Combinations and Subdivisions. Subject to the provisions of paragraph (b)(ii) of this Article ~~IV~~Fourth, the Class B Common Stock may be combined or subdivided in such manner as may be permitted by applicable law.

(~~c~~iii) Voting. Subject to the provisions of paragraph (b)(iii) of this Article ~~IV~~Fourth, the Class B Common Stock shall have one (1) vote per share on all matters that may be submitted to a vote of the stockholders. Without limiting the generality of the foregoing:

(A)          ~~(i)~~ With respect to the election of Directors, the holders of Class B Common Stock shall be entitled, voting as a separate class, to elect the remaining Directors not subject to the priority rights of the holders of the Class A Common Stock set forth in paragraph (b)(iii)(A) of this Article ~~IV;~~Fourth; and

(B)          ~~(ii)~~ The holders of the Class B Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director who was elected either by the holders of the Class B Common Stock or by Directors who were elected by the holders of the Class B Common Stock, provided that any Director may be removed for cause by the Board of Directors.

(~~d~~iv) Conversion.

(A) ~~(i)~~ Each holder of record of Class B Common Stock may, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate (subject to adjustment as hereinafter provided) of one (1) share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock surrendering such holder’s certificate or certificates for the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names in which such holder desires the certificate or certificates for such shares of Class A Common Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business on the date of such surrender and the person or persons entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on that date.

(B) ~~(ii)~~ The number of shares of Class A Common Stock into which the shares of Class B Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale or conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity or person. Each share of Class B Common Stock shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of shares of Class A Common Stock into which each share of Class B Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of Class B Common Stock to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Class B Common Stock.

(C) ~~(iii)~~ The Corporation shall, at all times, reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class B Common Stock and if, at any time, the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect conversion of the then outstanding Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class A Common Stock to such number as shall be sufficient for such purposes.

ARTICLE FIFTH

In the consideration and approval of all policies and actions of the Corporation, the Board of Directors shall have the right to consider all relevant factors which are in the best interests of the Corporation and its stockholders, including and in addition to the financial interests of stockholders, community standards and values, the welfare of employees, and the quality and independence of the Corporation and its publishing enterprise.

ARTICLE SIXTH

The Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVENTH

(a)           ~~7.1~~ A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

(b)           ~~7.2~~ Each director or officer of the Corporation who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation any action, suit or proceeding brought by or in the right of the Corporation to procure a judgment in its favor) (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee, agent or fiduciary of the Corporation or a predecessor corporation or of a subsidiary of the Corporation or any such predecessor corporation, or is or was serving at the request of the Corporation or any such predecessor corporation, as a director, officer, manager, partner, trustee, employee, fiduciary or agent of another entity or enterprise, or by reason of anything done or not done in such capacity, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in connection with any such proceeding prior to its final determination, to the fullest extent authorized by the Delaware General Corporation Law. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification, and the Corporation shall have the burden of proof to overcome that presumption. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the Delaware General Corporation Law. The Corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article or in any such contract.

(c)           ~~7.3~~ Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification, including without limitation any contractual rights arising under or authorized by this Article.

(d)          ~~7.4~~ In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 662/3% of the voting power of all of the then outstanding shares of the Common Stock of the Corporation voting together as a single class, shall be required to amend or repeal this Article.

ARTICLE EIGHTH

The Corporation shall be entitled to treat the person in whose name any share is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as expressly provided by the laws of the United States of America or of the State of Delaware.

IN WITNESS WHEREOF, THE McCLATCHY COMPANY has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ____ day of  ____________, 2016.

THE McCLATCHY COMPANY

By:
Name:
Title:

THE MCCLATCHY COMPANY
P.O. BOX 15779
SACRAMENTO, CA 95852

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03417-P73343	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MCCLATCHY COMPANY		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

01) Elizabeth Ballantine
02) Clyde W. Ostler
03) Frederick R. Ruiz

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2016 fiscal year.					☐	☐	☐

3.

To consider and approve a proposal to adopt an Amended and Restated Certificate of Incorporation to: (i) effect a reverse stock split of our outstanding Class A and B Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty five (1:25); and (ii) add defined terms and update certain incorrect cross references in the existing Restated Certificate of Incorporation.

						☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E03418-P73343

THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 18, 2016 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Patrick Talamantes and Billie McConkey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Local Time on May 18, 2016, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

THE MCCLATCHY COMPANY
P.O. BOX 15779
SACRAMENTO, CA 95852

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03415-P73343	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MCCLATCHY COMPANY		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

	01) Leroy Barnes, Jr.	05) Kevin S. McClatchy
	02) Molly Maloney Evangelisti	06) William B. McClatchy
	03) Craig I. Forman	07) Patrick J. Talamantes
04) Brown McClatchy Maloney

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2016 fiscal year.					☐	☐	☐

3.

To consider and approve a proposal to adopt an Amended and Restated Certificate of Incorporation to: (i) effect a reverse stock split of our outstanding Class A and B Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty five (1:25); and (ii) add defined terms and update certain incorrect cross references in the existing Restated Certificate of Incorporation.

						☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E03416-P73343

THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 18, 2016 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Patrick Talamantes and Billie McConkey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Local Time on May 18, 2016, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side